                                                                    EXHIBIT 2.01


                   EXPLORATION AND PURCHASE OPTION AGREEMENT

                                    BETWEEN

                                L.B. MINING CO.,
                         an Idaho general partnership,

                                      AND

                                 GRANGES INC.,
                         a British Columbia corporation





                             Effective June 7, 1996

                               TABLE OF CONTENTS

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
ARTICLE I THE OPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         1.1     Grant of Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
                 A.    Grant and Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
                 B.    Negotiation of Joint Venture   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
                 C.    Option Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
         1.2     Exercise of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
         1.3     Failure to Exercise Option; Data to be
                 Provided to L.B. Mining  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
ARTICLE II GRANGES' RIGHTS AND OBLIGATIONS DURING THE
         OPTION PERIOD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         2.1     Granges' Right of Exploration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         2.2     Work Commitment During Option Period;
                 Break-off Fee; L.B. Mining's Access to Data  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
         2.3     Maintenance of Venezuelan Subsidiaries and
                 Clear Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
         2.4     Area of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
         2.5     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         2.6     Reclamation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         2.7     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         2.8     Purchase of Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         3.1     L.B. Mining's Representations, Warranties
                 and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 A.    Vein and Occupancy Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 B.    Control of Actions of Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 C.    Quiroga Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 D.    Organization and Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 E.    Authority; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 F.    Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 G.    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 H.    Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 I.    No Other Assets or Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
                 J.    Compliance with Legal Requirements;
                       Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
                 K.    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
                 L.    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
                 M.    Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
                 N.    L.B. Mining's Assistance to Granges  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
                 O.    Certain Proceedings; Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
                 P.    Removal of Special Advantages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
                 Q.    Seccion Numero 9 De El Triunfo   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
                 R.    Pre-Closing Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
                 S.    Assignment of Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
                 T.    Further Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         3.2     Granges' Representations, Warranties
                 and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
                 A.Organization and Good Standing- 37 -
                 B.    Authority; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
                 C.    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -


                 D.    Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -
                 E.    Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 38 -
                 F.    Ownership of Venezuelan Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
                 G.    Issuer Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
                 H.    Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
                 I.    Authority to Issue Special Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -
                 J.    Issuance of Special Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
                 K.    Securities Trading   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
         3.3     Mutual Covenants by Granges and L.B. Mining  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
         3.4     Survival; Effect of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 41 -
ARTICLE IV GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -
         4.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -
         4.2     Press Releases and Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -
         4.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 43 -
         4.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 45 -
         4.5     Jurisdiction; Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 45 -
         4.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -
         4.7     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -
         4.8     Entire Agreement and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         4.9     Assignments, Successors, and No
                 Third-party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         4.10    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         4.11    Section Headings, Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         4.12    Dollars and $  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         4.13    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         4.14    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -
         4.15    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -
         4.16    Rule Against Perpetuities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -
         4.17    Date of Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -



                                    EXHIBITS

                 A - L.B. Mining's Venezuelan Subsidiaries
                 B - Properties
                 C - Special Warrant Indenture
                 D - Stock Purchase Agreement
                 E - Essential Terms of Consulting Agreements
                 F - Necessary Costs and Expenses
                          of Venezuelan Subsidiaries
                 G - Confidentiality Agreement
                 H - Quiroga Agreement

                   EXPLORATION AND PURCHASE OPTION AGREEMENT

         THIS EXPLORATION AND PURCHASE OPTION AGREEMENT ("Agreement") is made and entered into effective as of June 7, 1996, regardless of the dates upon which it actually is executed by the parties hereto, by and between L.B. MINING CO., an Idaho general partnership ("L.B. Mining") , and GRANGES INC., a British Columbia corporation ("Granges").

                                    RECITALS

         A. L.B. Mining owns all of the stock of certain Venezuelan corporations described in Exhibit A hereto (collectively, "Venezuelan Subsidiaries").

         B. The Venezuelan Subsidiaries own certain mining concessions in the Bolivar State, Venezuela, collectively described herein as the "Guariche Project". The mining concessions owned by each of the Venezuelan Subsidiaries are described on Exhibit B hereto (collectively, "Properties"). As used in this Agreement, the term "mining concessions" means all of the right, title and interest of the concessionaire, as set forth in the official Mining Title thereto, or, as to concessions for which no official Mining Title has yet been issued, all of the right, title and interest of the applicant for such concessions.

         C. L.B. Mining is desirous of granting to Granges, and Granges is desirous of obtaining from L.B. Mining, the exclusive right to explore the Properties and the exclusive option to purchase the Venezuelan Subsidiaries, subject to the reconveyance to L.B. Mining of certain rights and further subject to all of the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the payments described herein and the following mutual covenants and agreements, L.B. Mining and Granges hereby agree as follows:

                                  ARTICLE I

                                  THE OPTION

1.1      Grant of Option.

         A. Grant and Consideration: Subject to the other terms and conditions of this Agreement, L.B. Mining does hereby grant to Granges the exclusive right and option to purchase from L.B. Mining (the "Option") all of the issued and outstanding stock in the Venezuelan Subsidiaries (the "Stock") , all of which is owned by L.B. Mining. The consideration for the Option is the following:

                 (i) Granges shall pay L.B. Mining the sum of Two Hundred Seventy-Five Thousand Dollars ($275,000) ("Option Payment") , payable as follows:

                     (a) One Hundred Twenty-Five Thousand Dollars ($125,000)
                         ("Initial Payment"), which shall be paid within two
                         (2) business days after L.B. Mining has provided Granges with documentation reasonably satisfactory to Granges that L.B. Mining or one or both of its Venezuelan Subsidiaries has obtained from the appropriate governmental agencies validly issued and fully and immediately effective exploitation concessions granting and covering rights to mine all gold mineralization within all vein and lode structures within all of the ground encompassed within the Seccion Numero Uno De El Triunfo and Seccion Numero Dos De El Triunfo alluvial concessions described on Exhibit B hereto (the Triunfo I-1, I-2, I- II, II-I and II-2 vein concessions, hereinafter collectively described as the "Vein Concessions") and validly issued and fully and immediately effective permits to occupy the Vein Concessions; and

                     (b) One Hundred Fifty Thousand Dollars ($150,000) ("Second
                         Payment") , which shall be paid within two (2) business days after L.B. Mining has provided Granges with documentation reasonably satisfactory to Granges that L.B. Mining or one or both of its Venezuelan Subsidiaries has: (i) obtained from the appropriate governmental agencies validly issued and fully and immediately effective permits to affect natural resources to conduct exploration drilling and related activities on the vein and lode structures contained within the Vein Concessions (provided that Granges shall consult with L.B. Mining promptly after the date of execution of this Agreement as to the nature of the exploration activities Granges desires to have undertaken during the Option Period, and L.B. Mining's obligation to obtain permits hereunder shall not be deemed to extend to activities significantly different than or in excess of those originally contemplated by Granges, as communicated to L.B. Mining during the Option Period) , and (ii) obtained final, conclusive, valid and binding action by the appropriate governmental agencies removing from the Vein Concessions the Special Advantage that provides that the concessionaire shall transfer to an entity designated by the Venezuelan Ministry of Energy and Mines up to twenty percent (20%) of the shares of the company that develops or produces minerals from the Vein Concessions; provided, however, that the Second Payment in no event shall be payable earlier than thirty (30) days after Granges has been provided with the documentation described in subsection 1.1.A(i)
                         (a).

                     (c) Granges shall receive as a credit against the Option
                         Payment and Second Payment the sum of Fifty Thousand Dollars ($50,000) , which sum represents the amount advanced to L.B. Mining by Granges and evidenced by the Promissory

                         Note dated June 7, 1996 (the "Note"). The Note shall be deemed canceled and paid in full upon execution of this Agreement, subject to the possible refund obligations of L.B. Mining set forth in Sections 1.1.A(i) (d) ,1.3, and 3.4 below.

                     (d) Granges and L.B. Mining hereby agree that: (x) if the
                         documentation described in subsection 1.1.A(i) (a) has not been provided to Granges by June 15, 1996, Granges may, at its sole and exclusive option, elect either to extend that date by thirty (30) days or to terminate this Agreement, in which latter event L.B. Mining shall refund to Granges the sum of Fifty Thousand Dollars ($50,000) advanced to L.B. Mining (evidenced by the Note) and Granges shall have no Option Payment obligations or any other obligations under this Agreement, including without limitation the break-off fee set forth in Section 2.2, other than those obligations set forth in the last three sentences of
                         Section 1.3 and those set forth in Sections 2.6 and 2.7; or (y) if the documentation described in subsection 1.1.A(i) (b) has not been provided to Granges by July 15, 1996, Granges may, at its sole and exclusive option, elect either to extend that date by thirty (30) days or to terminate this Agreement, in which latter event L.B.
                         Mining promptly shall refund to Granges both the Initial Payment and the sum of Fifty Thousand Dollars ($50,000) advanced to L.B. Mining (evidenced by the Note) , and Granges shall have no Second Payment obligation or any other obligations under this Agreement, including without limitation the break-off fee set forth in Section 2.2, other than those obligations set forth in the last three sentences of
                         Section 1.3 and those set forth in Sections 2.6 and
                         2.7. In the event that Granges elects to extend a date by thirty (30) days pursuant to clause (x) or (y) of the preceding sentence, and L.B. Mining fails to provide the required documentation to Granges within such thirty (30) day period, Granges shall, at the end of such thirty (30) day period, have the right to elect to extend the date for an additional thirty (30) day period or to terminate the Agreement in accordance with the provisions and with the consequences set forth in clause (x) or (y) ; Granges shall have the repeated right, at the end of each such thirty (30) day period, to elect to extend the date an additional thirty (30) days or to terminate the Agreement, provided that, subject to force majeure, in no event shall Granges so extend the date beyond December 15, 1996. The Option Payment shall not constitute a down payment toward or otherwise be applied against the purchase price to be paid under the Purchase Agreement, if Granges exercises its Option pursuant to Section 1.2 below.

                 (ii) Granges shall issue to L.B. Mining special warrants ("Special Warrants") to acquire stock of Granges, such Special Warrants to be substantially in the form described in the Special Warrant Indenture ("Indenture") attached as Exhibit C hereto.

         B. Negotiation of Joint Venture: Granges and L.B. Mining covenant in good faith to negotiate a joint venture agreement to allow L.B. Mining to conduct dredge mining operations for alluvial gold on the Santa Rosa river, and possibly on the Guarachito River, within the alluvial concessions constituting part of the Properties, provided that: (i) L.B. Mining shall have obtained all permits and governmental consents and approvals required to enter into and perform such joint venture and operations; (ii) such a joint venture arrangement is permitted and fully legal under all applicable laws and regulations; (iii) in Granges' discretion, reasonably exercised, such joint venture arrangements and dredge operations will not jeopardize or adversely affect Granges' or the Companies' interests in the Properties or operations with respect thereto; and (iv) L.B. Mining shall indemnify and hold harmless Granges from all losses, costs, expenses, liabilities, obligations, claims, actions and demands arising as a result of such joint venture arrangements or dredge operations; and (v) Granges shall have no obligation to contribute any funding to such joint venture or dredge operations. In the event that L.B. Mining has not commenced dredging operations pursuant to such a joint venture within two years after the effective date of this Agreement, or ceases or discontinues such operations thereafter, Granges shall have the right, but not the obligation, to conduct such dredging operations. L.B. Mining shall also have right, but not the obligation, to apply for governmental concessions covering minerals other than gold and not covered by the concessions constituting the Properties and situated within the land covered by the Properties ("Other Concessions") and Granges agrees, upon request by L.B. Mining, to waive its preferential right to such Other Concessions and not to oppose L.B. Mining's efforts to obtain same. Notwithstanding any provision hereof to the contrary, L.B. Mining shall not take any action with respect to the Other Concessions or with respect to the joint venture and alluvial dredging operations referenced in this Section 1.1.B., which might interfere in any manner with any of Granges' current or future operations under this Agreement, and if Granges exercises its Option, with any of the then current or future operations of Granges, the Venezuelan Subsidiaries, or any of their respective affiliates within the Area of Interest described in Section 2.4 below.

         C. Option Period: The term of the Option ("Option Period") shall commence on the effective date of this Agreement and shall terminate at Midnight, Mountain Daylight Time, of the one hundred fiftieth (150th) day after Granges has made the Second Payment described in subsection 1.1.A(i) (b) above; provided, however, that, subject to force majeure, in no event shall the Option Period terminate later than December 15, 1996.

1.2 Exercise of Option. The Option may be exercised by Granges at any time during the Option Period by providing written notice of that exercise to L.B. Mining pursuant to the procedures set forth in Section 4.4 below. Within ten
(10) days after the date of Granges' exercise notice, Granges and L.B. Mining shall execute a Stock Purchase Agreement in the form of Exhibit D hereto. The effective date of the Stock Purchase Agreement shall be the calendar day immediately after the date of Granges' exercise of the Option.

1.3 Failure to Exercise Option; Data to be Provided to L.B. Mining. If Granges does not exercise the Option during the Option Period, this Agreement shall terminate upon expiration of the Option Period, and the Option Payment made by Granges pursuant to Section 1.1.A above shall be retained in full by L.B. Mining, unless the refund provisions of subsection 1.1.A(i) (d) or Section
3.4 apply. Within thirty (30) calendar days after such termination, Granges shall provide L.B. Mining with copies of all data, study documents, records and reports (other than materials subject to the attorney-client or attorney work product privilege) regarding the Guariche Project. These materials shall be provided by Granges at its sole cost and expense and without any express or implied representations or warranties regarding the accuracy or correctness of the data or conclusions therein. Any use of or reliance upon those materials by L.B. Mining shall be at its sole risk and expense.

                                  ARTICLE II

           GRANGES' RIGHTS AND OBLIGATIONS DURING THE OPTION PERIOD

2.1 Granges' Right of Exploration. The parties acknowledge and agree that all activities on the Properties during the Option Period shall be directed and paid for by Granges but actually carried out through the Venezuelan Subsidiaries, subject to the representations and warranties set forth in
Section 3.1.B. Consistent with the foregoing, at all times during the Option Period, L.B. Mining shall grant to Granges and cause its Venezuelan Subsidiaries to grant to Granges, the sole and exclusive right to:

         A.      Enter upon the Properties;

         B. Carry out through instruction to the appropriate Venezuelan Subsidiaries, exploration, drilling, trenching, sampling, testing and any other studies on the Properties as Granges in its sole discretion may determine pursuant to this Agreement;

         C. Through the appropriate Venezuelan Subsidiaries and in accordance with the terms of applicable permits, bring and install on the Properties and remove from time-to-time such roads, machinery, equipment, tools, appliances and supplies as Granges may deem necessary;

         D. Utilize for operations pursuant to this Agreement any water to which the Venezuelan Subsidiaries have rights; and

         E. In accordance with the terms of applicable law and permits, remove from the Properties reasonable quantities of rocks, ores, minerals, metals and other materials and transport same for the purpose of sampling (including bulk sampling) , testing and assaying, provided that Granges shall not request that the Venezuelan Subsidiaries conduct commercial mining operations on its behalf during the term of this Agreement.

2.2 Work Commitment During Option Period; Break-off Fee; L.B. Mining's Access to Data: Granges agrees to expend during the Option Period at least Three Hundred Fifty Thousand Dollars ($350,000) ("Work Commitment") for drilling, trenching, exploration, testing, sampling, technical studies and other pre-feasibility work with respect to the Guariche Project. Such work shall include at least six thousand (6,000) meters of drilling on the Properties at locations and to depths selected solely by Granges. Granges shall be entitled to include and credit against this amount all out-of-pocket costs it incurs with respect to such work, including without limitation costs of travel, meals and lodging and a reasonable allocation of salaries and benefits for its employees engaged in such work, fees and costs of consultants, and costs and expenses incurred by Granges in maintaining the Venezuelan Subsidiaries and Properties pursuant to Section 2.3 below. Granges shall enter into Consulting Agreements, with Messrs. Henry J. Williams and Frank B. Barnes, containing the essential terms described in Exhibit E hereto, which shall remain in effect during the Option Period and such additional periods, if any, as may be selected by Granges. Costs and expenses paid by

Granges pursuant to these Consulting Agreements shall be credited against its Work Commitment. During the Option Period, L.B. Mining shall have full access on a daily basis to geological and exploration data, budget information, drilling reports, core samples (which shall be stored at the Properties, to the extent not removed for assaying, metallurgical, geotechnical or other related testing) , laboratory assays and any other information pertaining to operations, studies, permits, applications, titles, concessions, assets or liabilities of the Venezuelan Subsidiaries or on or for the benefit of the Properties. During the Option Period, representatives of Granges will meet weekly with representatives of L.B. Mining on site on the Properties or, with not less than ten (10) days prior written notice, at another convenient location mutually agreeable to both parties, to discuss matters relating to Granges' current and future operations, including but not limited to geological, exploration and budget information, drilling reports, laboratory assays and the pre-feasibility study. At such meetings, Granges shall provide to representatives of L.B.
Mining assay, drilling, trenching and sampling reports relating to the previous week's activities. The parties covenant to endeavor to cooperate and communicate regarding proposed changes to operations to allow the Venezuelan Subsidiaries sufficient time to obtain necessary approvals, modifications to existing permits or new permits; provided, however, that nothing in this sentence shall be construed as rendering one party liable to the other or as modifying, altering or amending any consequences or remedies set forth in any other provision of this Agreement, in the event of any delay in obtaining, or inability to obtain any permit or approval. All information supplied by Granges to L.B. Mining pursuant to this Section 2.2 shall be provided by Granges without any express or implied representations or warranties regarding the accuracy or correctness of the data or conclusions therein. Any use of or reliance upon those materials by L.B. Mining shall be at its sole risk and expense. Amounts spent by Granges in excess of Three Hundred-Fifty Thousand Dollars ($350,000) will be credited against subsequent work requirements under the Purchase Agreement if Granges exercises the Option. Subject to the provisions of Section 1.1(A) (i) (d) and 3.4 of this Agreement, if Granges terminates its activities pursuant to this Section 2.2 before completion of the Work Commitment, it shall pay L.B. Mining a break- off fee in the amount of Five Hundred Thousand Dollars ($500,000) within sixty (60) days after such termination. Subject to performance by the Venezuelan Subsidiaries of work consistent with the standards set forth in Section 3.1 B, Granges shall conduct its work under this Agreement in a good and workmanlike manner in accordance with generally accepted exploration practices. Subject to the obligation to conduct at least six thousand (6,000) meters of drilling, all exploration work and other work to be performed by Granges in satisfaction of its Work Commitment shall be of a type, method, extent and duration and at the locations determined by Granges, in its sole discretion.

2.3 Maintenance of Venezuelan Subsidiaries and Clear Title to Properties. Granges agrees to pay all costs and expenses that arise while this Agreement is in effect and that also are necessary to keep the Venezuelan Subsidiaries and the Properties in good standing while this Agreement is in effect, as such costs are outlined on the attached Exhibit F, but in no event shall Granges be obligated to expend more than the amounts set forth on Exhibit F. Granges also agrees that, while this Agreement is in effect, it shall: (i) keep the Properties free and clear of all liens, charges, security interests, encumbrances and adverse claims resulting from any actions by Granges or from any failures by Granges to take actions required under this Agreement (which failures are not caused or contributed to by L.B. Mining or the Venezuelan Subsidiaries) ; and (ii) take such actions within its control as it reasonably understands are required in order to keep the Properties in as good standing as the Properties were upon the effective date of this Agreement, provided that Granges shall not be obligated to incur any cost or expense not outlined in Exhibit F.

2.4 Area of Interest. In the event that Granges, L.B. Mining, any of the Venezuelan Subsidiaries or any other person or entity that is under common control of or with any of those entities acquires any right, title or interest in any property or other rights related to exploration, development or mining within a five-mile distance from the exterior boundaries of any of the Properties, then such rights shall, at L.B. Mining's election (in the event of an acquisition by Granges or its affiliates) or at Granges' election (in the event of an acquisition by L.B. Mining or its affiliates) , be subject to and governed by this Agreement; and the acquiring person or entities shall execute such instruments as are required to accomplish that objective.

2.5 Contracts. Granges and L.B. Mining agree to use good faith efforts to cooperate in causing the Venezuelan Subsidiaries to carry out the activities Granges desires to have undertaken on or for the benefit of the Properties during the Option Period. All contracts necessary for the implementation of activities Granges desires to undertake during the Option Period shall be entered into in the name of one of the Venezuelan Subsidiaries, and shall be subject to the approval of L.B. Mining, which approval shall not unreasonably be withheld. Prior to holding any discussions relative to the Properties, the Venezuelan Subsidiaries or the Guariche Project with any agent or representative of the Venezuelan government during the Option Period, Granges will advise L.B. Mining of its desire to hold such discussions and the subjects that Granges wishes to discuss. A representative of L.B. Mining will attend such discussions along with Granges and the discussions will be scheduled for a time and date reasonably convenient to both Granges and L.B. Mining.


2.6 Reclamation. During the Option Period and in accordance with the existing practices of the Venezuelan Subsidiaries and applicable laws, regulations and permits, Granges shall arrange for the reclamation of disturbances to the Properties caused by its operations. If it does not exercise the Option, Granges shall arrange and pay for the reclamation of disturbances to the Properties caused by Granges' operations during the Option Period in accordance with applicable permits as well as applicable governmental laws, rules and regulations and shall, within a reasonable time period after the completion of such reclamation, assist the appropriate Venezuelan Subsidiaries in obtaining written approval from the appropriate governmental agency that such completion is satisfactory. For a reasonable period of time (which in no event shall be less than 90 days) following the earlier of the end of the Option Period or an election by Granges not to exercise the Option, L.B. Mining shall cause the Venezuelan Subsidiaries to grant Granges or its designated agents reasonable access to the Properties as necessary for assistance in the performance of such required reclamation. Granges shall arrange for the completion of all such reclamation as expeditiously as reasonably practicable. In the event that L.B. Mining desires that Granges not reclaim any particular areas, roads, facilities or infrastructure, L.B. Mining shall so notify Granges in writing and thereafter Granges shall have no liability, obligation or responsibility whatsoever for such reclamation.

2.7 Indemnity. Granges agrees to indemnify, defend and hold L.B. Mining and the Venezuelan Subsidiaries harmless from and against any loss, liability, expense or damage (collectively "Losses") they may incur to third persons, corporations, or governmental entities for injury to or death of persons or damage to property which arise out of or result from any operations undertaken on the Properties at the express written direction of Granges during the Option Period, except to the extent such Losses arise out of the negligence or misconduct of L.B. Mining or of one of the Venezuelan Subsidiaries or out of the failure of the Venezuelan Subsidiaries to perform work in accordance with the standards set forth in Section 3.1.B.

2.8 Purchase of Equipment. In the event that Granges purchases the Stock of the Venezuelan Subsidiaries, Granges shall, as an integral part of such purchase and at the closing thereof, receive from L.B. Mining, the Venezuelan Subsidiaries and Arrendadora 5000, C.A. (a Venezuelan corporation wholly owned by L.B. Mining) title to certain on-site equipment, vehicles, parts and mining camp associated with the Guariche Project (the "Equipment"). At the closing of the Stock Purchase Agreement, and as part of the consideration for the conveyance of the Stock to Granges, Granges shall pay to L.B. Mining an amount equal to the then fair market value of the Equipment, as established either by the mutual agreement of L.B. Mining and Granges or by the appraisal of a professional appraiser mutually acceptable to both L.B. Mining and Granges, and L.B. Mining shall deliver to Granges bills of sale or other appropriate instruments (executed by L.B. Mining, the Venezuelan Subsidiaries and/or Arrendadora 5000, C.A., as appropriate) , in form and substance reasonably satisfactory to Granges, selling, conveying and transferring ownership of the Equipment, free and clear of all liens, encumbrances, claims and demands to Granges, or to the Venezuelan Subsidiary or other entity designated by Granges in writing. Such sale and transfer shall include, without limitation, all right, title and interest of Arrendadora 5000 in and to the Equipment. Promptly after execution of this Agreement, Granges and L.B. Mining shall enter into an agreement setting forth the foregoing understandings and agreements with respect to the sale and purchase of the Equipment and identifying the Equipment in detail.

                                 ARTICLE III

                  REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 L.B. Mining's Representations, Warranties and Covenants. L.B. Mining hereby represents, warrants and covenants to Granges that, as of the effective date of this Agreement and at all times during the Option Period, the following is and shall be true and correct in all respects:

         A. Vein and Occupancy Rights: L.B. Mining or one or more of its Venezuelan Subsidiaries has duly and properly applied for exploitation concessions (i.e., the Vein Concessions) granting and covering rights to mine all gold mineralization within all vein and lode structures within, and permits to occupy, all ground within the Seccion Numero Uno De El Triunfo and Seccion Numero Dos De El Triunfo concessions described on Exhibit A hereto.

         B. Control of Actions of Subsidiaries: L.B. Mining shall take all actions necessary to cause its Venezuelan Subsidiaries to fulfill the agreements, commitments, covenants, representations and warranties made by L.B. Mining under this Agreement, and L.B. Mining shall not permit its Venezuelan Subsidiaries to take any actions inconsistent with the provisions or objectives of this Agreement. In carrying out activities on the Properties during the Option Period on behalf of Granges, the Venezuelan Subsidiaries shall perform in a good and workmanlike manner, in accordance with generally accepted industry standards and in compliance with all applicable laws, regulations, decrees, permits and authorizations.

         C. Quiroga Agreement: A true, correct and complete copy of the agreement (the "Quiroga Agreement") pursuant to which L.B. Mining acquired the last of the outstanding Stock from Antonio Quiroga Vazquez is appended as Exhibit H to this Agreement, together with an accurate English language translation of same.

         D.      Organization and Good Standing:

                 (i) L.B. Mining is a partnership, and each of the Venezuelan Subsidiaries is a corporation, duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and incorporation, with full corporate or partnership power and authority to conduct its business as it is now being conducted, to own or use (in the case of the Venezuelan Subsidiaries) the concessions constituting the Properties and the Equipment, and to execute and enter into and to perform all its obligations under this Agreement and the Purchase Agreement. Each such partnership and corporation is duly qualified to do business as a foreign entity and corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use it is making of the concessions constituting the Properties and the Equipment requires such qualification.

                 (ii) L.B. Mining has delivered or specifically identified and made available to Granges true and complete copies of the organizational documents of L.B. Mining and the Venezuelan Subsidiaries, as currently in effect.

         E.      Authority; No Conflict:

                 (i) This Agreement constitutes the legal, valid, and binding obligation of L.B. Mining, enforceable against L.B. Mining in accordance with its terms. Upon the execution and delivery by L.B. Mining of this Agreement and the Purchase Agreement (if Granges exercises the Option) , such Agreements will constitute legal, valid, and binding obligations of L.B. Mining, enforceable against L.B. Mining in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general equitable principles). L.B. Mining has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Purchase Agreement (if Granges exercises the Option) and to perform its obligations under this Agreement and the Purchase Agreement.

                 (ii) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) :

                       (a) contravene, conflict with, or result in a violation
                           of (A) any provision of the organizational documents of L.B. Mining or the Venezuelan Subsidiaries, or
                           (B) any resolution adopted by the partners, board of directors or the stockholders of L.B. Mining or the Venezuelan Subsidiaries;

                   (b) to the knowledge of L.B. Mining, contravene, conflict
                       with, or result in a violation of, or give any governmental body or other person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under, any existing legal requirement, contract or undertaking to which L.B. Mining or either of the Venezuelan Subsidiaries, or any of the Properties, may be subject. Representations and warranties provided in this Agreement to the knowledge of L.B. Mining mean that neither Mr. Larry Barnes, Mr. Frank B. Barnes nor Mr. Jack Williams actually knows or knew of facts indicating that the matter represented might not be true and correct in all respects;

                   (c) to the knowledge of L.B. Mining, contravene, conflict
                       with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any existing governmental authorization or any Properties held by either of the Venezuelan Subsidiaries;


                   (d) cause Granges or either of the Venezuelan Subsidiaries to become subject to, or to become liable for the payment of, any existing tax, assessment or fee as a direct consequence of purchasing the Stock or the Equipment;

                       (e) to the knowledge of L.B. Mining, cause any of the
                           assets owned by any Venezuelan Subsidiary to be reassessed or revalued by any taxing authority or other governmental body; or

                       (f) result in the imposition or creation of any lien or
                           encumbrance upon or with respect to any of the Properties.

                 (iii) Except as set forth on Schedule 3.1.E.(iii) , to L.B. Mining's knowledge, neither L.B. Mining nor either of the Venezuelan Subsidiaries is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Purchase Agreement.

         F. Capitalization: The authorized equity securities of Cominac and Aerominas (the Venezuelan Subsidiaries) consist of 640,000 and 4,000 shares of common stock, par value 1,000 Bolivars and 1,000 Bolivars per share, of which 640,000 and 4,000 shares are issued and outstanding, respectively, and collectively constitute all of the Stock. L.B. Mining is and will be on the Closing under the Purchase Agreement the record and beneficial owner and holder of all of the Stock, free and clear of all liens, encumbrances, claims and demands. All of the Stock has been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts or obligations relating to the issuance, sale, or transfer of any of the Stock. To L.B. Mining's knowledge, none of the Stock was issued in violation of any securities laws or any other legal requirement.

         G. Books and Records: The existing books of account, minute books, financial statements (including financial statements as of June 30, 1994 prepared by Grant Thornton) , stock record books, tax returns and other records of L.B. Mining (to the extent that such records exist) and the Venezuelan Subsidiaries, shall have been made available to Granges within thirty (30) calendar days after the effective date of this Agreement, and shall be complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Within one hundred twenty (120) calendar days after the effective date of this Agreement, L.B. Mining shall cause to be prepared and provided to Granges, updated financial statements, covering the period from the most recent financial statements of June 30, 1994 through March 31, 1996, for each of the Venezuelan Subsidiaries, including without limitation updated balance sheets, statements of operating costs, accounts payable, assets and inventory lists and descriptions of liabilities and obligations, all of which shall be complete and correct and prepared in accordance with sound business practices. Such updated financial statements shall be prepared by a well established and reputable firm of Venezuelan certified public accountants in accordance with accounting standards and principles generally applied in Venezuela. Prior to the closing under the Purchase Agreement, the Venezuelan Subsidiaries shall not enter into any transaction outside the ordinary course of business and there shall be no change to any item set forth in the updated financial statements except for changes and transactions approved in writing and in advance by Granges. The minute books of the Venezuelan Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the boards of directors of the Venezuelan Subsidiaries, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. The Venezuelan Subsidiaries have no liabilities or obligations other than: (i) as set forth in its governmental permits and concession titles, copies of which have been provided to Granges prior to execution of this Agreement; (ii) unaccrued obligations imposed by laws or regulations of general application; (iii) the Quiroga Debt, as described in Section 3.1 C; (iv) obligations for taxes and payroll not yet due and payable; (v) obligations for rental of equipment not yet due and payable to Arrendadora 5000; and (vi) such other miscellaneous liabilities and obligations as would not, individually or in the aggregate, cause a Material Adverse Effect (as defined in Section 3.1 J.(i) ). To the extent that they relate to the Venezuelan Subsidiaries and to time periods prior to January 22, 1993, the representations and warranties set forth in this
Section 3.1.G. are provided to the knowledge of L.B. Mining.

         H. Title to Properties; Encumbrances: Prior to the effective date of this Agreement, L.B. Mining has delivered or made available to Granges copies of all instruments by which the Venezuelan Subsidiaries acquired and hold the Properties, and copies of all title opinions, and other title information in the possession or under the control of L.B. Mining or the Venezuelan Subsidiaries relating to the Properties. The Venezuelan Subsidiaries (or the Estate of Eugenio Quiroga Gonzalez with respect to the Seccion Numero 9 De El Triunfo concession only) own the concessions constituting the Properties as described in Exhibit B hereto, free and clear of all liens, encumbrances, claims, demands or interests of any third parties arising by, through or under L.B. Mining or the Venezuelan Subsidiaries, and, to the knowledge of L.B. Mining, free and clear of all liens, encumbrances, claims, demands or interests arising by, through or under any other person or entity, other than as described in Section 3.1.C above or as set forth in the official concession titles. All of the concessions constituting the Properties are valid, in full force and effect and in good standing, no defaults have been alleged thereunder, and all obligations, taxes, payments, filings, studies and Special Advantages required to have been paid, made or performed thereunder from and after January 22, 1993 have been fully paid, made and performed and, to the knowledge of L.B. Mining, all obligations, taxes, payments, filings, studies and Special Advantages required to have been paid, made or performed thereunder prior to that date have been fully paid, made and performed. The Venezuelan Subsidiaries have sufficient rights to use water and for access to conduct the operations that have been conducted by them on the Properties. Neither L.B. Mining nor the

Venezuelan Subsidiaries have any debt, liability or obligation whatsoever to Mr. Natalio Kolodner and, within 60 days after the effective date of this Agreement, L.B. Mining will: (i) ensure that all actions are taken and filings made to evidence and establish the release and/or invalidity and ineffectiveness of the mortgage in favor of Mr. Kolodner that purports to encumber certain of the Properties; and (ii) provide to Granges a certification, issued by the Subregistry Office of the Rosio District of the State of Bolivar, Republic of Venezuela, certifying that the Properties are free and clear of all liens, mortgages or encumbrances.

         I. No Other Assets or Liabilities: If Granges exercises the Option, then, notwithstanding any provision of this Agreement to the contrary, L.B. Mining shall take all steps necessary to cause its Venezuelan Subsidiaries, prior to the Closing under the Purchase Agreement, to have no assets, debts or liabilities other than the Properties, the Equipment, and the contracts listed on Schedule 3.1.I, unless Granges otherwise requests in writing. Without limiting the foregoing, L.B. Mining agrees that it will cause its Cominac subsidiary to spin off or otherwise divest itself of the Las Flores F-6 and Las Flores F-7 concessions before such Closing or within a reasonable period of time following such Closing, provided that in the event the Las Flores F-6 and Las Flores F-7 concessions have not been conveyed out of the Venezuelan Subsidiaries by the Closing, L.B. Mining agrees to indemnify and hold Granges harmless from and against any and all costs, liabilities, losses or damages incurred by Granges as a result of the Venezuelan Subsidiaries' continuing ownership or operation of these concessions after the closing. Subsequent to the Closing under the Purchase Agreement, neither Granges nor the Venezuelan Subsidiaries shall have any obligation whatsoever to maintain the Las Flores concessions or to make, pay or perform any taxes, special advantages or other actions or obligations with respect thereto.

         J.      Compliance with Legal Requirements; Governmental
Authorizations:

                 (i) each of the Venezuelan Subsidiaries is, and at all times since its formation, has been, in full compliance with each legal requirement (which for purposes of this Agreement shall in all instances include but not be limited to environmental laws and regulations) that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, provided that as to time periods prior to January 22, 1993, such representation and warranty is provided only to the knowledge of L.B. Mining, and provided further that such representation and warranty is provided only to the extent that a breach thereof could cause a Material Adverse Effect. As used in this Agreement, a "Material Adverse Effect" is an effect which could: (i) adversely impact Granges' or the Venezuelan Subsidiaries' rights or ability to explore for minerals, develop or mine the Properties; (ii) adversely impact the title to the Properties; (iii) result in a liability or obligation on the part of Granges or the Venezuelan Subsidiaries in excess of Fifty Thousand Dollars ($50,000) ; or (iv) diminish the value of the Properties or the assets of the

Venezuelan Subsidiaries by an amount in excess of Fifty Thousand Dollars ($50,000) ;

                 (ii) to the knowledge of L.B. Mining, no event has occurred or circumstance exists that (with or without notice or lapse of time)
(A) may constitute or result in a violation by either of the Venezuelan Subsidiaries of, or a failure on the part of either of the Venezuelan Subsidiaries to comply with, any legal requirement, which failure or violation could result in a Material Adverse Effect, or (B) may give rise to any obligation on the part of either of the Venezuelan Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                 (iii) neither Venezuelan Subsidiary has received any notice or other communication (whether written, or, to L.B. Mining's knowledge, oral) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement, or (B) any actual, alleged, possible, or potential obligation on the part of either of the Venezuelan Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (iv) each of the Venezuelan Subsidiaries is, and at all times has been, in full compliance with all of the terms and requirements of each of the concessions owned by it as listed on Exhibit B hereto, provided that, as to periods prior to January 22, 1993, such representation and warranty is provided to the knowledge of L.B. Mining.

         K. Employees: If Granges exercises the Option, L.B. Mining shall cause its Venezuelan Subsidiaries to terminate such of their employees as Granges may request prior to the Closing under the Purchase Agreement. L.B. Mining shall not be required to bear any costs or expenses relating to or caused by such employee terminations.

         L.      Disclosure:

                 (i) No representation or warranty of L.B. Mining in this Agreement fails to state or omits a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (ii) There is no fact known to L.B. Mining as of the effective date of this Agreement that has specific application to either L.B. Mining or either of its Venezuelan Subsidiaries or the Properties (other than general economic or industry conditions) and that could cause a Material Adverse Effect that has not been set forth in this Agreement or in materials provided to Granges as described in this Agreement.

         M. Brokers or Finders: L.B. Mining and its Venezuelan Subsidiaries have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         N. L.B. Mining's Assistance to Granges: While this Agreement is in effect, and at the request and subject to the direction of Granges, L.B. Mining agrees that it will use its best efforts to ensure that infrastructure and equipment (including camp and supplies) associated with the Guariche
Project are in good
working condition and available for Granges' use, that stocks and supplies sufficient for operations on the Properties as contemplated by Granges during the Option Period are available at the Properties, and that its personnel and the personnel of its Venezuelan Subsidiaries are fully available so that Granges can arrange for the commencement of drilling and other operations on the Properties immediately upon receipt of the permit referred to in Section 1.1.A(i) (b). L.B. Mining also shall provide advisory services and assistance as reasonably requested by Granges and shall cause its Venezuelan Subsidiaries to provide such services and assistance as reasonably requested by Granges, including but not limited to assistance in obtaining permits and authorizations. Such services, assistance, infrastructure, equipment, stocks and supplies shall be paid for by Granges' during the Option Period at their cost to the Venezuelan Subsidiaries (or in accordance with other provisions of this Agreement or the terms and conditions of consulting agreements entered into pursuant to this Agreement) , and all amounts so expended by Granges shall be credited towards its satisfaction of the Work Commitment.

         O. Certain Proceedings; Fees: Except as set forth on Schedule 3.1.O, there are no pending or, to L.B. Mining's knowledge, threatened lawsuits, actions or proceedings involving or affecting L.B. Mining, the Venezuelan Subsidiaries or the Properties, including without limitation any such lawsuit, action or proceeding that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. All costs and expenses incurred in connection with the matters set forth on Schedule 3.1.O, including without limitation attorneys' fees, and all costs, expenses, losses, liabilities and obligations resulting from or arising out of such matters shall be borne exclusively by L.B. Mining. All fees, costs and expenses associated with the negotiation of this Agreement and of the Exhibits hereto on behalf of L.B. Mining, including without limitation L.B. Mining's attorneys' fees, and all fees, costs and expenses associated with the generation of financial statements required to be produced in connection with this transaction, including without limitation the fees and expenses of accountants, shall be borne exclusively by L.B. Mining.

         P. Removal of Special Advantages. L.B. Mining shall use good faith efforts to diligently take all steps necessary to remove from the Vein Concessions, as promptly as possible after execution of this Agreement, the Special Advantage referenced in Section 1.1.A(i) (b) (ii) of this Agreement.

         Q. Seccion Numero 9 De El Triunfo. The Estate of Eugenio Quiroga Gonzales owns the Seccion Numero 9 De El Triunfo concession. Minera River Gold, C.A., a wholly owned subsidiary of L.B. Mining, has a valid and enforceable contractual right to purchase the concession, such right being free and clear of all liens, encumbrances, claims and demands of third parties. The ability to purchase that concession is subject to: (i) the payment by the Estate of Eugenio Quiroga Gonzales of applicable estate taxes; (ii) proper notification to the Ministry of Energy and Mines that the concession is now owned by the Estate of Eugenio Quiroga

Gonzales; and (iii) proper application to and approval by the Ministry of Energy and Mines of the transfer of the concession from the Estate of Eugenio Quiroga Gonzales to Minera River Gold, C.A., or to the Venezuelan Subsidiary designated by Granges in accordance with Section 4.6. The contractual right to purchase the concession shall be transferred, without charge, from Minera River Gold, C.A., to one of the Venezuelan Subsidiaries (to be selected and designated by Granges) in accordance with Section 4.6 of this Agreement. Following such transfer to the Venezuelan Subsidiary designated by Granges, Granges shall fund such actions within its control as it reasonably understands are required in order to maintain the Seccion Numero 9 De El Triunfo concession, provided that Granges shall not be obligated to incur any cost or expense not outlined on Exhibit F. The entire purchase price for the purchase of the concession from Eugenio Quiroga Gonzales has already been paid. To the extent that other representations and warranties set forth in this Agreement concerning the Seccion Numero 9 De El Triunfo concession conflict with the representations and warranties set forth in this Section 3.1.Q., they shall be deemed revised so as to be consistent with this provision.

         R. Pre-Closing Actions: L.B. Mining shall take or cause to be taken the following actions prior to the closing of the Purchase Agreement: (i) provide to Granges a duly executed resolution of the shareholders of Cominac evidencing the increase in the capital of that company to 640 million Bolivars,
(ii) provide to Granges evidence that the resolution of the shareholders of Cominac described immediately above has been duly filed with the Mercantile

Registry and properly published; and (iii) provide to Granges evidence that L.B. Mining has formally notified the Office of Foreign Investment Registration, Republic of Venezuela, of the change of ownership of the Stock from Sr. Antonio Quiroga Vazquez to L.B. Mining and requested registration of L.B. Mining's foreign investment in the Venezuelan Subsidiaries.

         S. Assignment of Warranties: In the event that Granges exercises the Option, at the closing of the Purchase Agreement L.B. Mining shall assign and convey to Granges all rights, interests, privileges, benefits and protections of the representations and warranties provided originally by Antonio Quiroga Vazquez to L.B. Mining pursuant to that certain agreement between such parties, a copy of which is appended to this Agreement as Exhibit H (the "Quiroga Agreement") , including without limitation rights to take, institute and prosecute actions to enforce such representations and warranties or to seek relief or remedies as a result of the breach of any such representations and warranties. Upon the request and subject to the direction of Granges, L.B. Mining shall cooperate in all ways in any such action, including without limitation by bringing an action in its own name for Granges' benefit.

         T. Further Representations and Warranties: L.B. Mining further represents and warrants to Granges as follows:

                 (i) It understands that the Special Warrants and the common share purchase warrants issuable upon the exercise thereof (the "Warrants") and the Common Shares of Granges issuable upon the exercise of the Warrants (the "Warrant Shares", and collectively with the Warrants and Special Warrants, the "Securities") have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "1933 Act") , and that the issuance of the Securities is being made in reliance upon a private placement exemption from registration under the 1933 Act and under the securities laws of certain states or other appropriate exemptions.

                 (ii)  It is an "accredited investor" as defined in Rule
501 of Regulation D under the 1933 Act, and it is acquiring Securities for its own account and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States securities law.

                 (iii) It agrees that if it decides to offer, sell or otherwise transfer any of the Warrant Shares, it will not offer, sell or otherwise transfer any of such Warrant Shares, directly or indirectly, unless:

                       (a) the sale is to Granges Inc.; or

                       (b) the sale is made outside the United States in
                           compliance with the requirements of Rule 904 of the Regulation S under the 1933 Act and in compliance with applicable local laws and regulations; or

                       (c) the Warrant Shares are sold in a transaction
                           that does not require registration under the 1933 Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the Vendor has provided to Granges an opinion of counsel, in form and substance reasonably satisfactory to

                       Granges, opining that such sale is exempt from registration under all applicable laws and regulations.

                 (iv) It understands and acknowledges that the original issuance of the Special Warrants and Warrants, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates representing the Special Warrants and the Warrants and all certificates exchanged therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED.

                 (v) It understands and acknowledges that upon the original issuance of the Warrant Shares, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates representing the Warrant Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY

    (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (C) PURSUANT TO ANOTHER APPLICABLE EXEMPTION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND GRANGES HAS BEEN PROVIDED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO GRANGES, OPINING THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE LAWS AND REGULATIONS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY" MAY BE OBTAINED FROM THE MONTREAL TRUST COMPANY OF CANADA UPON DELIVERY OF THE CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT;

provided, that if the Warrant Shares are being sold under paragraph (iii) (b) above, the legend may be removed by providing a declaration to Montreal Trust Company of Canada, as registrar and transfer agent for the Warrant Shares, to the following effect (or as Granges may prescribe from time to time) :

    The undersigned (A) acknowledges that the sale of the ______________
    Warrant Shares, represented by certificate numbers ________, to which this declaration relates is being made in reliance of Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "1933
    Act") ,
         and (B) certifies that (1) it is not an "affiliate" (as defined in Rule 405 under the 1933 Act) of Granges Inc., (2) the offer of such Securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States or
         (b) the transaction was executed on or through the facilities of The Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States and (3) neither the seller nor any person acting on its behalf engaged in any direct selling efforts in connection with the offer and sale of such Securities. Terms used herein have the meanings given to them by Regulation S.

3.2 Granges' Representations, Warranties and Covenants. Granges hereby represents, warrants and covenants to L. B. Mining as follows:

         A. Organization and Good Standing: Granges is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia.

         B.      Authority; No Conflict:

                 (i) This Agreement constitutes the legal, valid, and binding obligation of Granges, enforceable against Granges in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights generally or by general equitable principles).

Granges has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Purchase Agreement and to perform its obligations under this Agreement and the Purchase Agreement.

                 (ii) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will give any person the right to prevent, delay, or otherwise interfere with any of those transactions pursuant to:

                       (a) any provision of Granges' organizational documents;

                       (b) any resolution adopted by the Board of Directors or
                           the stockholders of Granges;

                       (c) any legal requirement or order to which Granges may
                           be subject; or

                       (d) any contract to which Granges is a party or by which
                           Granges may be bound.

Granges is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         C. Investment Intent: Granges is acquiring the Stock for its own account and not with a view to its distribution within the meaning of United States securities laws.

         D. Certain Proceedings: There is no pending proceeding that has been commenced against Granges and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

    E. Brokers or Finders: Granges has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

    F. Ownership of Venezuelan Subsidiaries: During the Option Period, Granges agrees that it will not represent to the Venezuelan Government or the general public that it owns the Venezuelan Subsidiaries.

    G. Issuer Status: Granges will at the time of issuance of the Special Warrants be a reporting issuer in good standing under the securities laws of British Columbia and Ontario.

    H. Material Changes: Since March 31, 1996, being the date of the last financial statements of Granges, and as of the effective date of this Agreement, there has been no material change relating to Granges with respect to which a material change report has not been filed under applicable securities laws and no disclosure with respect to a material change has been made on a confidential basis.

    I. Authority to Issue Special Warrants: Granges has the full corporate power and authority to issue the Special Warrants and the various securities issuable upon exercise of the Special Warrants and upon issuance these Special Warrants will be duly and validly created authorized and issued and the A warrants and B warrants upon exercise in accordance with the terms of the Special Warrant Indenture will be duly authorized, created and issued and the A warrant shares and B warrant shares will be duly and validly authorized and allotted for issuance upon exercise and will, upon exercise of the A warrants and B warrants in accordance with the terms of the Warrant Indenture, be issued as fully paid and non-assessable shares.

    J. Issuance of Special Warrants: Granges is not in default or in breach of, and the execution and delivery of each of this Agreement, the Stock Purchase Agreement, the Special Warrant Indenture and the Warrant Indenture and the performance of the transactions contemplated thereby will not result in a breach of, and did not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents or resolutions of Granges or any indenture, contract, agreement, instrument, lease or other documents to which Granges is a party or by which Granges is or will be contractually bound as of the date of issuance of the Special Warrants.

    K. Securities Trading: To the knowledge of Granges, no order ceasing or suspending trading in securities of Granges or prohibiting the sale of securities by Granges has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened.

3.3 Mutual Covenants by Granges and L.B. Mining. Between the date of this Agreement and the Closing under the Purchase Agreement, Granges and L.B. Mining will not, and L.B. Mining will cause each of its Venezuelan Subsidiaries not to, without the prior consent of Granges, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause any of the representations, warranties or covenants described in Section 3.1 and 3.2 not to be true, accurate and performed as provided in this Agreement and the Purchase Agreement. L.B. Mining further agrees that it shall not permit the Venezuelan Subsidiaries to enter into any transactions outside the ordinary course of business or undertake any material obligations without Granges' prior written consent.

3.4 Survival; Effect of Breach: All representations, warranties and covenants in Section 3.1 and 3.2 shall survive termination of this Agreement (whether by Granges' exercise of the Option or otherwise) , and the execution and delivery of any further documents or instruments contemplated hereunder; provided, however, that more than five years after termination of the Option Period, neither party shall pursue a claim for breach of such representations, warranties and covenants except as a setoff against amounts otherwise owing or to be payable to the breaching party, whether pursuant to this Agreement, the Purchase Agreement or otherwise. If L.B. Mining breaches any of its representations, warranties or covenants contained in Section 3.1 A, B, D, E, F, H, I, J, L, N or O, (b) such breach could have a Material Adverse Effect, and (c) L.B. Mining is notified of such breach by Granges and fails, within twenty (20) calendar days thereafter, to cure such breach or to establish to Granges' reasonable satisfaction either that such a breach has not in fact occurred or that L.B. Mining has diligently commenced to cure such breach and that such breach will be fully cured within a reasonable period of time not to exceed sixty days, then, without limiting any other remedies or relief otherwise available to Granges, Granges shall have the right to terminate this Agreement, in which case Granges shall be relieved of all of its obligations under this Agreement (including but not limited to the Work Commitment and break-off fee under Section 2.2) , except as set forth in the last three sentences of Section 1.3 or in Sections 2.6 and 2.7, and L.B. Mining shall be obligated to refund to Granges, within fifteen (15) calendar days after termination of this Agreement, the Option Payment and the Fifty Thousand Dollars ($50,000) advanced by Granges to L.B. Mining. Further, in the event of any such breach by L.B. Mining, Granges shall have the right and option to extend the Option Period for such time as may be reasonably necessary to remedy such breach; provided, however, that if Granges so exercises its rights to extend the Option Period, Granges shall not be relieved of any of its obligations under this Agreement, unless L.B. Mining fails, within twenty (20) calendar days after receipt of notice from Granges of the existence of a breach, either to cure the breach or to establish to Granges' reasonable satisfaction either that such a breach did not in fact occur or that L.B. Mining has diligently commenced to cure such breach and that such breach will be fully cured within a reasonable period of time not to exceed sixty days. Nothing in this Section 3.4 shall be construed as limiting any remedy or relief otherwise available to Granges at law or in equity, or provided for under any other provision of this Agreement.

                                  ARTICLE IV

                              GENERAL PROVISIONS

4.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

4.2 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party, which approval shall not unreasonably be withheld; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or regulation or stock exchange rule (in which case the disclosing party will use its best efforts to advise the other party prior to making the disclosure).

4.3 Confidentiality. The Confidentiality Agreement dated January 15, 1996 (the "Confidentiality Agreement") by and between Cominac, Granges and L.B. Mining, a copy of which is appended as Exhibit G to this Agreement, shall remain in full force and effect throughout the Option Period, provided that:
(i) if Granges does not exercise the Option, the Confidentiality Agreement shall expire and terminate on January 15, 1999 (as provided therein) ; (ii) if Granges does exercise the Option, the Confidentiality Agreement shall expire and terminate upon closing of the Purchase Agreement; (iii) Granges may disclose Proprietary Information (as defined in the Confidentiality Agreement) to third party consultants and agents conducting work on the Guariche Project during the Option Period, subject to their obligation to maintain the confidentiality thereof in accordance with the terms of the Confidentiality Agreement; (iv) L.B. Mining and the Venezuelan Subsidiaries and their respective officers, directors, shareholders, employees and agents shall be bound by the Confidentiality Agreement to the same extent as Granges; (v) nothing in the Confidentiality Agreement shall preclude, limit or qualify the right of any party to make any disclosure that is necessary or appropriate in connection with legal proceedings or other applicable requirements of law or applicable stock exchange; (vi) nothing in the Confidentiality Agreement shall preclude, limit or qualify the right of any party to make any disclosure that is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions, work or undertakings contemplated by this Agreement; (vii) notwithstanding anything in the Confidentiality Agreement to the contrary, Granges, unless it does not exercise the Option, shall have the right to retain copies of all Proprietary Information, including without limitation information relating to work conducted or funded by it during the Option Period; (viii) nothing in the Confidentiality Agreement shall be construed as limiting, modifying or abrogating in any way any representation, warranty or covenant set forth in this Agreement; (ix) notwithstanding anything in the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict or choice of law; (x) the Confidentiality Agreement shall be subject to the other provisions of this Agreement, including without limitation those pertaining to enforcement of rights and resolution of disputes; and (xi) the Confidentiality Agreement shall be and is hereby deemed amended by the foregoing provisions of this
Section 4.3.

4.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt) , (b) sent by telecopier (with written confirmation of receipt) , provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) , in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties) :

    L.B. Mining:     L.B. Mining Co.
                     1401 Shoreline Drive
                     P.O. Box 2797
                     Boise, ID 83701
                     Attention: Larry B. Barnes
                     Facsimile No.: 208-345-7028

    Granges:         Granges Inc.
                     370 17th Street, Suite 3000
                     Denver, CO 80202
                     Attention: Michael B. Richings, President and CEO Facsimile No.: 303-629-2499

4.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without in any way limiting the foregoing, upon the request and subject to the direction of Granges, L.B. Mining shall cause its wholly owned subsidiary Minera River Gold, C.A., to transfer and convey to one of the Venezuelan Subsidiaries (to be selected and designated by Granges) , without charge, all of its right, title and interest, including without limitation its contractual rights of purchase, in and to the Seccion Numero 9 De El Triunfo concession.

4.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

4.8 Entire Agreement and Modification. This Agreement, together with all of the Exhibits attached hereto, supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Granges and L.B. Mining dated February 29, 1996 and all prior drafts of this Agreement) and constitutes (along with the Exhibits attached hereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

4.9 Assignments, Successors, and No Third-party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld. No such consent shall be required to an assignment by Granges to an affiliate under common control of or with Granges. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

4.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

4.12 Dollars and $. All references in this Agreement to "Dollars" and "$" shall mean and refer to United States dollars.

4.13 Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean an event beyond the reasonable control of Granges that prevents or delays it from conducting the activities contemplated by this Agreement. Such events shall include but not be limited to acts of God, war, insurrections, action or inaction of governmental agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents, inclement weather conditions, and lack of personnel or equipment, including but not limited to the bridge necessary for access to the Properties. In the event of a Force Majeure, Granges shall exercise diligent efforts to remove or avoid the Force Majeure, but for so long as Granges is so prevented or delayed, the running of the Option Period shall be delayed, suspended and extended. If the Force Majeure remains in effect for three months, Granges may elect in writing to terminate this Agreement, in which event Granges shall be relieved from all of its obligations hereunder, including without limitation payment of the break-off fee referred to in
Section 2.2.

4.14 Governing Law. This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

4.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Evidence of execution of this Agreement may be provided by facsimile transmission and this Agreement shall be valid and in full force and effect upon the provision of evidence of execution hereof by all parties.

4.16 Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the effective date of this Agreement.

4.17 Date of Laws. Notwithstanding any provision of this Agreement to the contrary, all representations, warranties and opinions of counsel set forth herein or contemplated hereunder shall be given with the assumption that the applicable governmental laws and regulations and rules of stock exchanges as of dates subsequent to June 7, 1996 shall be the same as existed on June 7, 1996.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  GRANGES INC.


                                  By: _______________________________________
                                  Name: _____________________________________
                                  Title: ____________________________________

                                  By: _______________________________________
                                  Name: _____________________________________
                                  Title: ____________________________________

                                  L.B. MINING CO.

                                  By: _______________________________________
                                           Larry B. Barnes, General Partner

                                  By: _______________________________________
                                           Frank B. Barnes, General Partner

                                  By: _______________________________________
                                           Henry J. Williams, General Partner

                                   EXHIBIT A

                                       TO

                   EXPLORATION AND PURCHASE OPTION AGREEMENT

                                    BETWEEN

                 L.B. MINING CO., an Idaho general partnership,

                                      AND

                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996


                     L.B. MINING'S VENEZUELAN SUBSIDIARIES

                 Corporacion Minera Nacional, C.A. ("Cominac")

                         Aerominas, C.A. ("Aerominas")

                                   EXHIBIT B
                                       TO
                   EXPLORATION AND PURCHASE OPTION AGREEMENT
                                    BETWEEN
                 L.B. MINING CO., an Idaho general partnership,
                                      AND
                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996

                                   PROPERTIES

       PROPERTY                                                                           OWNED BY
       --------                                                                           --------
Seccion Numero Uno De El Triunfo                                                           Cominac

Seccion Numero Dos De El Triunfo                                                           Cominac

Triunfo I-1, Triunfo I-2, Triunfo II-1,                                                    Cominac
Triunfo II-2, Triunfo I-II

Seccion Numero 5 De El Triunfo                                                            Aerominas

Seccion Numero 6 De El Triunfo                                                            Aerominas

Seccion Numero 7 De El Triunfo                                                            Aerominas

Seccion Numero 9 De El Triunfo                                                          The Estate of
Eugenio                                                                                Quiroga Gonzales

                                   EXHIBIT C

                                TO THAT CERTAIN

                   EXPLORATION AND PURCHASE OPTION AGREEMENT

                                 BY AND BETWEEN

                                L.B. MINING CO.

                                      AND

                                  GRANGES INC.

                                   EXHIBIT D

                                       TO

                   EXPLORATION AND PURCHASE OPTION AGREEMENT

                          DATED EFFECTIVE JUNE 7, 1996

                                    BETWEEN

                        L.B. MINING CO. AND GRANGES INC.





                            STOCK PURCHASE AGREEMENT

                       DATED___________________, 199___

                                    BETWEEN

                           L.B. MINING CO. ("SELLER")

                                      AND

                             GRANGES INC. ("BUYER")

                               TABLE OF CONTENTS

1.       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.       Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.1     Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
3.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.1     Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.2     Actions by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.3     Actions by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.       Post-Closing Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.1     Exploration Expenditure Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Semi-Annual and Annual Reserve Studies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3     Additional Payments Based on Semi-Annual Studies; Determination of Base and Excess Ounces  . . . . .  12
         4.4     Additional Payments or Royalty Based on Annual Studies . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Premium Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6     Production Royalty on Copper and Silver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.7     Quiroga Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.8     Covenants in Connection with Special Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
5.       Seller's and Buyer's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Representations and Warranties from Option Agreement . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Additional Representations, Warranties and Covenants of Buyer  . . . . . . . . . . . . . . . . . . .  18
         5.3     Additional Representations and Warranties by Seller  . . . . . . . . . . . . . . . . . . . . . . . .  23
6.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.1     Conditions to Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.2     Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
7.       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Indemnification Against Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.5     Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.6     Binding Effect; Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.7     Headings and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.9     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.10    Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.11    Third Parties; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.12    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.13    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.14    Access to Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.1     5Area of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.16    Assignment; First Offer Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.17    Contracts Pertaining to the Guariche Project . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.18    Date of Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39



                                    EXHIBITS

                 Schedule 1       Royalty Provisions
                 Schedule 2       Opinion of Buyer's Counsel
                 Schedule 3       Opinion of Seller's Counsel

                            STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (this "Agreement") is entered into effective as of ____________________, 199__, by and between L.B. MINING CO., an Idaho general partnership ("Seller") , and GRANGES INC., a company incorporated under the laws of the Province of British Columbia ("Buyer") , regardless of when it actually is executed by the parties hereto.

                                    RECITALS

    A. Seller owns all of the stock of two corporations duly organized under the laws of Venezuela, known as Corporacion Minera Nacional, C.A. and Aerominas, C.A., which companies have been granted title to certain mining concessions in the Bolivar State, Venezuela.

    B. Buyer was granted certain rights pursuant to an Exploration and Purchase Option Agreement, dated effective June 5, 1996 (the "Option Agreement") to explore those properties and to purchase from Seller all of the issued and outstanding stock of those companies.

    C.   Pursuant to the Option Agreement, Buyer has exercised that option.

                                   AGREEMENTS

    In consideration of the mutual promises and covenants contained herein, Seller and Buyer agree as follows:

    1.   Certain Definitions.

    As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

    "Aerominas" means Aerominas, C.A., a corporation organized under the laws of Venezuela.

    "Affiliate" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

    "Annual Study" means a Reserve study as described in Section 4.2.

    "A Warrants" and "A Warrant Shares" mean, respectively, the A Warrants and the shares to be issued by Granges upon exercise of the A Warrants, as provided in the Indenture.

    "Base Ounces" shall have the meaning set forth in Section 4.3.

    "B Warrants" and "B Warrant Shares" mean, respectively, the B Warrants and the shares to be issued by Granges upon exercise of the B Warrants, as provided in the Indenture, the number of which shares shall be equal to Five Million Dollars ($5,000,000) divided by the closing price of Buyer's shares on the Toronto Stock Exchange on June 5, 1996.

    "Closing" has the meaning given in Section 3.1.

    "Companies" means, collectively, Aerominas and Cominac.

    "Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

    "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by Contract, or otherwise.

    "Date of Production" with respect to gold means the date that refined gold, which is of a purity that equals or exceeds the purity standards for refined gold for which spot prices are quoted on the London Metals Exchange, is available for delivery from or pick up at the refinery or other processing facility.

    "Dollars" and "$" means United States dollars.

    "Excess Ounces" has the meaning given in Section 4.3.

    "Exchange" means The Toronto Stock Exchange.

    "Exploration Expenditures" shall mean all costs and expenses paid or incurred by Buyer in exploring and prospecting for gold on and within the Properties and in determining the amount and extent of Reserves within the Properties; including but not limited to drilling, trenching, tunneling, bulk sampling, testing, sampling, assaying, technical studies, and pre-feasibility studies and Feasibility Studies. Buyer shall be entitled to include in such costs and expenses all out-of-pocket costs it pays or becomes obligated to pay with respect to such work, including but not limited to costs of travel, meals and lodging and a reasonable allocation of salaries and benefits for its employees engaged in such work and fees and costs of consultants engaged in such work.

    "Feasibility Study" means a study and report that evaluates the economic feasibility of developing a mine that produces gold from the Properties. The study and report may, at Buyer's election, be prepared either by Buyer, an Affiliate of Buyer, or a third party and shall be of a standard used by mining companies for making investment decisions, provided that such report and study shall be based upon a Reserves study prepared by an independent consultant pursuant to Section 4.2.

    "Governmental Authority" means (i) the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and
(ii) Venezuela, the Bolivar State and any state, province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority or instrumentality of any of the same.

    "Indenture" means the Special Warrant Indenture, dated as of June *    ,
1996, between Granges and Montreal Trust Company of Canada, including Schedules A through E thereto. The Indenture is attached as Exhibit C to the Option Agreement.

    "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

    "Knowledge" of Seller of or with respect to any matter means that any of Larry B. Barnes, Frank B. Barnes or Henry J. Williams has actual awareness or knowledge of such matter, and "knowledge" of Buyer of or with respect to any matter means that any of the executive officers, directors or senior managers of Buyer has actual awareness or knowledge of such matter.

    "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.

    "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

    "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

    "Net Smelter Returns" means proceeds actually received by Buyer in an arm's-length sale of gold, silver or copper after deductions for smelting and refining charges and penalties, costs of transporting product to the refinery or smelter, costs of insuring product in transit, and the costs of any royalties and production and severance taxes payable to governmental entities.

    "Option Agreement" means the Exploration and Purchase Option Agreement, dated effective June 7, 1996, between Seller and Buyer.

    "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association, or unincorporated entity of any kind.

    "Properties" means all lands and interests in real property (including but not limited to mineral concessions and rights to acquire same) owned by either or both of the Companies as of the effective date of this Agreement, other than the Las Flores F-6 and Las Flores F-7 concessions described in Section 3.1.I of the Option Agreement.

    "Purchase Price" has the meaning given in Section 2.2.

    "Quiroga Agreement" means the contract pursuant to which Seller acquired the last outstanding Shares from Antonio Quiroga Vazquez, copies of which contract and an accurate English translation thereof are appended collectively as Exhibit H to the Option Agreement.

    "Reserves" shall mean proven and probable minable reserves of gold within the Properties, employing the definitions of such reserves used by the United States Securities and Exchange Commission, provided that, in determining whether the mineral deposit can be economically extracted or produced, consideration shall be given to all exploration, development, and other pre-production costs incurred or to be incurred by Buyer, including without limitation all payments made by Buyer to Seller or to other persons or entities pursuant to the Option Agreement or this Agreement.

    "Semi-Annual Study" means a Reserve study as described in Section 4.2.

    "Shares" means all of the issued and outstanding shares of stock of the Companies.

    "Spot Price" means the average P.M. Fixing on the London Metal Exchange on the Date of Production of the gold, or if the date of production is not a business day, on the first business day thereafter.

    "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

    "Transaction Documents" means the Option Agreement and all instruments and documents executed and delivered by Buyer or Seller or any officer, director, or Affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

2.  Sale of Shares.

             2.1 Transfer of Shares. Subject to the terms and conditions of this Agreement, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens (other than: (a) those contained in the concessions included in the Properties, (b) the obligations under the Quiroga Agreement assumed by Buyer pursuant to Section 4.7 of this Agreement, and (c) those created by or under the direction of Buyer or its Affiliates) , all of the Shares.

           2.2 Purchase Price. The purchase price ("Purchase Price") for the Shares is Fifteen Million Dollars ($15,000,000) payable as follows:

           (a) Five Million Dollars ($5,000,000) , payable at the Closing as provided in Section 3.3; and

           (b) an entitlement under the Indenture to receive 2,047,938 A Warrant Shares (which number represents the number of such shares, with a collective value of Five Million Dollars ($5,000,000) , based upon the closing price for Buyer's common stock on February 29, 1996) , to be delivered at the Closing as provided in Section 3.3; and

           (c) if the value of the A Warrant Shares to which Seller is entitled at Closing, calculated on the basis of the average trading price of the common shares of Buyer on the Exchange for the five (5) business days immediately preceding the Closing, is less than Five Million Dollars ($5,000,000) , a sum of money equal to that difference, payable at the Closing as provided in Section 3.3; and

           (d) Five Million Dollars ($5,000,000) , payable by wire or interbank transfer of immediately available funds, as directed by Seller, upon the earlier of:

               (i) six months after the effective date of this Agreement; or

                 (ii) Buyer having confirmed by drilling the existence of Reserves containing at least five hundred thousand (500,000) ounces of recoverable gold, it being understood and agreed by the parties that, if Buyer has achieved such confirmation prior to the Closing, the amount described in this Section 2.2(d) shall be paid to Seller at Closing.

3.  Closing.

             3.1 Date and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at 10:00 a.m. (MDT) on the tenth
(10th) calendar day after the effective date of this Agreement, at the offices of Parcel, Mauro, Hultin & Spaanstra, P.C., 1801 California Street, Suite 3600, Denver, Colorado.

             3.2 Actions by Seller. At Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

             (a) the certificates representing the Shares, duly endorsed in blank or with separate stock powers endorsed in blank, with signatures guaranteed and all requisite stock transfer stamps attached, with documentation reasonably satisfactory to Buyer that the Shares have been transferred on the Stockholder Registry Books for the Companies; and

             (b) the officer's certificate described in Section 6.2(c) ; and

             (c) the opinion of counsel described in Section 6.2(e) ; and

             (d) copies of the written resignations of such of the officers and directors of the Companies as Buyer shall have requested by notice to Seller not later than five (5) days prior to Closing; and

           (e) a copy of the actions of the minutes of a partnership meeting of Seller authorizing the execution, delivery and performance by Seller of this Agreement, certified by each of the general partners of Seller, as of the date of Closing as being duly adopted, unmodified and in full force and effect; and

           (f) an assignment from Seller to Buyer and the Companies, in a form reasonably acceptable to Buyer, of all representations, warranties, covenants and other benefits and rights to which Seller or its Affiliates are entitled pursuant to the Quiroga Agreement, subject to the provisions of Section 4.7 of this Agreement.

           3.3 Actions by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

           (a) the cash portion of the Purchase Price, adjusted if necessary as provided in Sections 2.2(c) or 2.2(d) (ii) , by wire or interbank transfer of immediately-available funds at the direction of Seller; and

           (b) the Indenture, duly executed by the parties thereto; and

           (c) the officer's certificate described in Section 6.1(c) ; and

           (d) the opinion of counsel described in Section 6.1(e) ; and

           (e) documentation reasonably satisfactory to Seller that Buyer has given written notice to the Trustee pursuant to terms of the Indenture that the A Warrants shall be deemed to be exercised on the Class A Warrant Exercise Date, as provided in the Indenture; and

             (f) a copy of the actions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, certified by a secretary or assistant secretary of Seller as of the date of Closing, as being duly adopted, unmodified and in full force and effect.

             3.4 Further Assurances. At or after Closing, Seller, at the request of Buyer, shall promptly execute and deliver, or cause to be executed and delivered, to Buyer all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance satisfactory to Buyer, as Buyer reasonably may request in order to carry out or evidence the terms of this Agreement.

4. Post-Closing Obligations of Buyer. After Closing, Buyer shall perform, or shall cause the Companies to perform, the obligations set forth in this Section 4.

             4.1 Exploration Expenditure Commitment. During the first two (2) years after the effective date of this Agreement, Buyer and its Affiliates collectively shall incur at least Two Million Dollars ($2,000,000) in Exploration Expenditures, at least One Million Dollars ($1,000,000) of which shall be incurred in the first year. All decisions regarding the nature, location and timing of Exploration Expenditures (except as required by this Section 4.1) and the activities pursuant thereto shall be determined exclusively by Buyer, in its sole judgment and discretion; provided, however, that Buyer and its Affiliates shall conduct their activities in connection with those Exploration Expenditures in a good and workmanlike manner; and Buyer and its Affiliates shall conduct a drilling program on the Properties at an activity level that, in Buyer's sole judgment, reasonably exercised, is commensurate with the geological opportunity to increase Reserves. For a period of five (5) years from and after the Closing, Buyer and Seller shall meet annually for purposes of reviewing and discussing operations contemplated for the Guariche Project (as defined in the Option Agreement) , provided that Buyer shall not be obligated to implement Seller's comments or suggestions. Buyer shall not be subject to any implied covenants with respect to its operations, including but not limited to implied covenants of exploration or development. The parties hereby agree that the provisions of this Section 4.1 shall be deemed to run with the Properties.

             4.2 Semi-Annual and Annual Reserve Studies. By the end of each of the first four six-month periods after the effective date of this Agreement and at least annually thereafter, Buyer shall retain an independent consultant to prepare a report, known as the "Semi-Annual Study" or "Annual Study", as applicable, setting forth the total number of ounces of recoverable gold contained in the Reserves. The independent consultant shall be a person or company with mining industry experience in calculating such recoverable ounces and Reserves. The first Semi-Annual Study shall be supplemented by or included as part of a Feasibility Study.

             4.3 Additional Payments Based on Semi-Annual Studies; Determination of Base and Excess Ounces. If the first Semi-Annual Study and Feasibility Study determine that Reserves contain less than 500,000 ounces of recoverable gold, then the amount of the shortfall, measured in ounces, shall be added to 500,000 ounces, and the resulting sum shall be equal to the "Base Ounces". If the first Semi-Annual Study and Feasibility Study determine that Reserves contain at least 500,000 ounces of recoverable gold, Base Ounces shall be equal to 500,000 ounces. If the first Semi-Annual Study and Feasibility Study or any other Semi-Annual Study determines that Reserves contain more ounces of recoverable gold than the Base Ounces, that excess amount shall be the "Excess Ounces". It is the intention of the parties that Buyer shall pay Seller Thirty Dollars ($30.00) per ounce for all Excess Ounces determined to exist by the Semi-Annual Studies, and that if the Semi-Annual Studies determine the existence of a total of more than 500,000 Excess Ounces (meaning that Buyer would owe Seller a total of $15,000,000 for all such Excess Ounces) , Seller shall have the right to exercise all, but not less than all, of the B Warrants, within fifteen (15) days after Seller's receipt of the Semi-Annual Study that determines the existence of more than 500,000 ounces of Excess Reserves. If Seller exercises the B Warrants, the total amount payable by Buyer to Seller for Excess Ounces shall be reduced by Five Million Dollars ($5,000,000). If Seller does not exercise the B Warrants, Buyer shall pay Seller for all Excess Ounces for which Buyer had not previously paid within fifteen (15) days after notification from Seller that it has elected not to exercise the B Warrants or after the fifteen (15) day exercise period has expired without Seller having exercised the B Warrants.

         The parties recognize that it is possible that one of the first three Semi-Annual Studies may determine the existence of a total of more than 333,333 Excess Ounces but less than 500,001 Excess Ounces, in which event they will not know at that time whether the B Warrants will be exercisable by Seller. Accordingly, within twenty (20) days after receipt of a Semi-Annual Study that identifies more than 333,333 Excess Ounces but less than 500,001 Excess Ounces, Seller shall notify Buyer in writing whether:

                     (i) Seller wishes to be paid at that time for only the first 333,333 Excess Ounces, in which event Buyer shall withhold all payments for additional Excess Ounces until it has been determined by Semi-Annual Studies whether more than 500,000 Excess Ounces exist. If any Semi-Annual Study determines that more than 500,000 Excess Ounces exist, Seller shall have the right to exercise the B Warrants as provided above in this Section 4.3. If Seller so exercises the B Warrants, the withheld payments shall be released to and retained permanently by Buyer for its own account. If Seller does not so exercise the B Warrants, the withheld payments shall be released and paid to Seller. If more than 500,000 Excess Ounces have not been determined to exist by any of the Semi-Annual Studies, the withheld payments shall be released and paid to Seller within ten (10) days after Buyer receives the fourth (4th) Semi-Annual Study, and the B Warrants shall terminate and be of no force or effect.

                                       OR

                  (ii) Seller wishes to be paid immediately for all Excess Ounces, in which event Buyer shall pay Seller for same within ten (10) days after receipt of Seller's notice, Seller shall surrender and release to Buyer all of Seller's rights in and to the B Warrants, and Seller shall be deemed conclusively to have elected not to exercise the B Warrants.

         Except as provided otherwise in this Section 4.3, all payments due from Buyer to Seller for Excess Ounces shall be made within thirty (30) days after Buyer's receipt of any Semi-Annual Report that determines the amount of such Excess Ounces. In no event shall Buyer pay Seller, in cash or credits through Seller's exercise of the B Warrants, more than once for any Excess Ounce.

          4.4 Additional Payments or Royalty Based on Annual Studies.

          (a) Payments in the Event of 500,000 or More Excess Ounces in Addition to Those Established by Semi- Annual Studies: If any of the first three (3) Annual Studies (the first of which shall be prepared during the annual period commencing two years after the effective date of this Agreement) determines that there are 500,000 or more Excess Ounces in addition to the Excess Ounces established by the Semi-Annual Studies and previously paid for ("additional Excess Ounces") , then within thirty (30) days after completion of such Annual Study, Buyer shall pay Seller Thirty Dollars ($30.00) for each such additional Excess Ounce; provided, however, that Buyer shall not be required to pay for any Excess Ounce for which it previously paid.

           (b) Royalty if Less than 500,000 Additional Excess Ounces: If at least 500,000 additional Excess Ounces have not been determined to exist by completion of the third Annual Study, Buyer shall cause the Companies to pay Seller a production royalty of 7.5% of Net Smelter Returns on all such additional Excess Ounces: (x) for which it has not previously made a payment pursuant to Section 4.3; and (y) when and if such additional Excess Ounces are actually produced and sold. The production royalty on such Excess Ounces shall be subject to and governed by the applicable provisions of Schedule 1 hereto.

           (c) Royalty After Third Annual Study: Buyer shall pay the production royalty as described in Section 4.4(b) above on all additional Excess Ounces established after the third Annual Study, to the extent that it has not previously paid for same by payment or royalty.

           4.5 Premium Payments. Buyer shall pay Seller a premium for each Excess Ounce if, on the Date of Production of that Excess Ounce, the Spot Price for that ounce is $450.00 or more. The premium shall be paid within ten (10) days after the Date of Production for that Excess Ounce, calculated as follows:

             Spot Price per Ounce        Premium Per Ounce
             --------------------        -----------------
             $450.00 to $499.99                $3.00
             $500.00 to $549.99                $5.00
             $550.00 to $599.99                $7.00

And for each similar increase of $50.00 in the Spot Price over $599.99, Buyer shall pay Seller an increase in the above $7.00 premium of $2.00 per ounce.

             4.6 Production Royalty on Copper and Silver. Buyer shall cause the Companies to pay Seller a production royalty of five percent (5%) of Net Smelter Returns on all copper and silver produced and sold from the Properties by Buyer or the Companies for its or their benefit. This production royalty shall be subject to and governed by the applicable provisions of
Schedule 1 hereto.

             4.7 Quiroga Agreement. Buyer agrees to comply, or to cause the Companies to comply, with the requirements of Seller set forth in Article Third, paragraphs (iv) , (iv) (a) and (iv) (b) of the Quiroga Agreement. Seller and Buyer agree that Buyer's willingness to enter into the Option Agreement was based in part upon its understanding that, in order to comply with said requirements of the Quiroga Agreement, payments of Four Dollars ($4.00) per ounce of gold would be payable only for gold established as Reserves from the Properties in excess of 500,000 ounces, up to a maximum of Three Million Dollars ($3,000,000). If Buyer or the Companies, in order to comply with said requirements of the Quiroga Agreement, are required to make any payments sooner or in excess of those that Buyer understood would be due, as described above, Seller agrees to reimburse Buyer for such payments within fifteen (15) days after receipt from Buyer of a written request for same. If Buyer subsequently is relieved of a payment to Sr. Quiroga that Buyer understood would be due, as described above, by reason of an earlier payment for which it was reimbursed by Seller, Buyer shall remit that relieved payment to Seller. Seller's reimbursement obligations to Buyer under this Section 4.7 shall be guaranteed personally and unconditionally in writing by Larry B. Barnes, Frank

B. Barnes and Henry J. Williams. Delivery of all such guarantees to Buyer, in form and substance satisfactory to Buyer, is an express precondition to Buyer's agreement to perform its obligations as set forth in this Section 4.7. One-half (1/2) of the payments otherwise due Sr. Quiroga pursuant to the Quiroga Agreement shall be made by Buyer to Seller in payment of the debt owed by Sr. Quiroga to Mr. Barnes until that debt has been paid in full; provided and on the condition that Seller shall have provided to Buyer an instrument executed by Sr. Quiroga, in form and substance reasonably satisfactory to Buyer, confirming that such payments are to be so made to Seller. Seller represents that, as of June 1, 1996, the balance of that debt was $607,457 ($446,657 in principal and $160,000 in accrued interest). All such payments to Seller by Buyer shall be credited against the payments due Sr. Quiroga under the Quiroga Agreement. Buyer shall not assume any obligations under the Quiroga Agreement, other than as expressly set forth in this Section 4.7.

         4.8     Covenants in Connection with Special Warrants.

                 (a) Buyer will use its reasonable best efforts to obtain all necessary regulatory consents to the issuance of the A Warrants and the B Warrants.

                 (b) Buyer will use its reasonable best efforts duly, punctually and faithfully to fulfill all legal requirements for the creation and issuance of the A Warrants and the B Warrants, including without limitation the compliance with all applicable securities legislation to enable these warrants to be issued in accordance with this Agreement.

             (c) Buyer will use its reasonable best efforts to obtain on or before July 24, 1996 a receipt from the British Columbia and Ontario Securities Commissions for the final version of a prospectus relating to the distribution of the Warrants issuable upon exercise of the Special Warrants and the distribution of the common shares of Granges Inc. upon exercise of the Warrants.

             (d) Buyer will use its reasonable best efforts duly and punctually to perform all obligations pertaining to the Special Warrants to be performed by it under this Agreement and the Indenture.

5.  Seller's and Buyer's Representations and Warranties.

             5.1 Representations and Warranties from Option Agreement. All representations and warranties of Buyer and Seller in the Option Agreement are incorporated herein by reference.

             5.2 Additional Representations, Warranties and Covenants of Buyer.

             (a) Buyer's Stock. On the date of this Agreement, the authorized capital stock of Buyer consists of __________ shares of common stock, __________ shares of which are issued and outstanding, none of which are held in Buyer's treasury. All of the A Warrant Shares and the B Warrant Shares have been duly authorized for issuance and reserved therefore and, when issued, shall be validly issued, fully paid and nonassessable shares of capital stock of Buyer, free and clear of all liens, charges and encumbrances. There does not exist any preemptive right in favor of any person with respect to any of such shares, and no Person has any agreement or any option, right or privilege capable of becoming an agreement, for the purchase, subscription of issuance of any of the A Warrant Shares or the B Warrant Shares or any securities convertible or exchangeable for such shares.

                 (b) Financial Statements and Reports. Buyer has provided to Seller the audited financial statements (or balance sheets) of Buyer as of December 31, 1995 and December 31, 1994, and the related statements of income and retained earnings and statement of cash flow for the fiscal years then ended as well as the unaudited financial statement of Buyer as of March 31, 1996. Such financial statements the notes thereto were prepared in accordance with the books and records of Buyer and fairly and accurately present the financial condition and results of the operations of Buyer at the date and for the periods covered thereby all in accordance with generally accepted accounting principles consistently applied. None of those financial statements contained, as of its date, giving effect to any amendments, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets included in such financial statements (including any related notes) presents fairly and accurately in all material respects the financial position of the Buyer as of its date and the financial statements (including any related notes) present fairly and accurately in all material respects the results of operations, changes in financial position, cash flows and changes in stockholders' equity, as the case may be, of Buyer for the periods therein set forth, subject, in the base of unaudited financial statements, to normal year-end audit adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein or in the report of Buyer's independent auditors with respect to such audited financial statements).

                 (c) Absence of Material Changes. Since December 31, 1995, there has not been (except to the extent previously disclosed by Buyer to Seller) :

                     (i) any material adverse change, however caused, in the business, assets, liabilities (actual or contingent) , results of operations, prospects, financial or other condition or operations of Buyer;

                     (ii) any change in Buyer's authorized or actual equity capitalization;

                     (iii) any damage, destruction or casualty loss, materially and adversely affecting the business, assets, liabilities (actual or contingent) , results of operations, prospects, or financial or other condition or operations of Buyer, whether or not insured;

                     (iv) any incurrence by Buyer of long-term debt or any other material liability or obligation, actual or contingent, other than current liabilities incurred in the ordinary and usual course of business of Buyer consistent with past practices;

                     (v) entry into, or agreement or commitment to enter into, any agreement, commitment or transaction by Buyer (including, without limitation any borrowing, capital expenditure or financing or any amendment, modification or termination of any existing agreement, commitment or transaction) other than in the ordinary and usual course of business of Buyer consistent with past practices;

                     (vi) acquisition or disposition of, or entry into any agreement by Buyer with respect to the acquisition or disposition of a significant amount of its assets; or

                     (vii) any agreement with respect to any of the foregoing.

                 (d) Buyer's Conduct of Operations. Buyer shall exercise diligent efforts to see that the activities and operations performed by Buyer while it or any Affiliate holds or owns the Properties are performed in a good and workmanlike manner and in accordance with sound mining and engineering practices. In carrying out any such activities and operations, Buyer shall exercise diligent efforts to comply with all Legal Requirements pertaining thereto and to the Properties. Buyer agrees that, so long as it or any Affiliate holds or owns the Properties, Buyer shall exercise diligent efforts to take all reasonable actions within its control that are necessary to maintain the concessions in good standing, and shall exercise diligent efforts to not take any action with respect to the Companies that will have any adverse impact on title to the concessions or the ability to conduct operations on the Properties. Unless otherwise required by the concessions, Buyer shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products containing ores, minerals or metals which, under good mining practices, cannot be mined or shipped at a reasonable profit (as determined by Buyer in its sole and exclusive discretion, reasonably exercised) to Buyer at the time encountered. Any decision as to the manner and form in which ores or other products containing minerals or metals are to be sold shall be made by Buyer in its sole discretion.

                 (e) Commingling of Ores. Buyer shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing ores, minerals or metals mined or extracted from the Properties with any similar substances derived from other lands or properties, provided that the commingling is accomplished only after the material has been fairly and accurately weighed and sampled.

                 (f) Sampling, Assay, and Analysis. Any determination of weight, volume, moisture content, amenability, or pay metal or mineral content, and any sampling and analysis by Buyer, shall be binding upon Seller if made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and milling industry.

                 (g) Ore Processing. All determinations with respect to: (I) whether ore will be beneficiated, processed or milled by Buyer or sold in a raw state, (ii) the methods of beneficiating, processing or milling any such ore,
(iii) the constituents to be recovered therefrom, and (iv) the purchasers to whom any ore, minerals or mineral substances may be sold, shall be made by Buyer in its sole and absolute discretion.

                 (h) Operations by Affiliates. Buyer hereby agrees that all of the obligations pertaining to the activities or operations of Buyer referred to herein will ably and be binding whether such operations and activities are engaged in by Buyer or any Affiliate (including without limitation either of the Companies).

             5.3 Additional Representations and Warranties by Seller.

                 (a) Financial Statements and Reports. Seller has provided to Buyer the audited financial statements (or balance sheets) of Seller and of the Companies as of June 30, 1994 and March 31, 1996, and the related statements of income and retained earnings and statement of cash flow for the fiscal years then ended, as more particularly described in Section 3.1.G of the Option Agreement. Such financial statements and the notes thereto were prepared in accordance with the books and records of Seller and of the Companies and fairly and accurately present the financial condition and results of the operations of Seller and of the Companies at the date and for the periods covered thereby all in accordance with generally accepted accounting principles consistently applied. None of those financial statements contained, as of its date, giving effect to any amendments, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets included in such financial statements (including any related notes) presents fairly and accurately in all material respects the financial position of the Seller and of the Companies as of its date and the financial statements (including any related notes) present fairly and accurately in all material respects the results of operations, changes in financial position, cash flows and changes in stockholders' equity, as the case may be, of Seller and of the Companies for the periods therein set forth, subject, in the base of unaudited financial statements, to normal year-end audit adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein or in the report of Seller's independent auditors with respect to such audited financial statements). As used with respect to the Companies, the term "generally accepted accounting principles" means those accounting principles generally applied by certified public accountants in Venezuela.

                 (b) Absence of Material Changes. Since March 31, 1996, there has not been (except to the extent previously disclosed by Seller to Buyer) :

                     (i) any material adverse change, however caused, in the business, assets, liabilities (actual or contingent) , results of operations, prospects, financial or other condition or operations of the Companies;

                     (ii) any change in the Companies' authorized or actual equity capitalization;

                     (iii) any damage, destruction or casualty loss, materially and adversely affecting the business, assets, liabilities (actual or contingent) , results of operations, prospects, or financial or other condition or operations of the Companies, whether or not insured;

                     (iv) any incurrence by the Companies of long-term debt or any other material liability or obligation, actual or contingent, other than current liabilities incurred in the ordinary and usual course of business of the Companies consistent with past practices;

                     (v) entry into, or agreement or commitment to enter into, any agreement, commitment or transaction by the Companies (including, without limitation any borrowing, capital expenditure or financing or any amendment, modification or termination of any existing agreement, commitment or transaction) other than in the ordinary and usual course of business of the Companies consistent with past practices;

                     (vi) acquisition or disposition of, or entry into any agreement by the Companies with respect to the acquisition or disposition of a significant amount of its assets; or

                     (vii) any agreement with respect to any of the foregoing.

6.  Conditions Precedent.

             6.1 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the following conditions:

             (a) Accuracy of Representations. The representations of Buyer in this Agreement or in any Transaction Document shall be true and accurate at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

                 (b) Performance of Agreements. Buyer shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Seller shall have received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller certifying that the conditions stated in Sections 5.1(a) and 5.1(b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgement shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby or by any Transaction Document.

                 (e) Opinion of Buyer's Counsel. Seller shall have received the opinions of Ladner Downs, Vancouver, British Columbia, counsel to Buyer, dated as of Closing, in the form of Schedules 2A and 2B.

                 6.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the following conditions:

                 (a) Accuracy of Representations. The representations of Seller in this Agreement or in any Transaction Document shall be true and accurate at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

                 (b) Performance Of Agreements. Seller shall have performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. Buyer shall have received a certificate executed by an executive officer of Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions stated in Sections 5.2(a) and 5.2(b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby or by any Transaction Document, (ii) requires separation of all or any of the Company, or of a significant portion of the assets or properties of the Company after Closing, or (iii) could have a material adverse effect upon the operations or financial condition of the Company. There shall be no Litigation pending before any Governmental Authority of competent jurisdiction, or threatened, seeking, or which if successful would have the effect of, any of the foregoing.

             (e) Opinion of Seller's Counsel. Buyer shall have received the opinion of Davis, Graham & Stubbs LLP, counsel to Seller, dated as of Closing, in the form of Schedule 3.

7.  Indemnification.

             7.1 Indemnification by Seller. Subject to the limitations set forth at the end of this Section 7.1, Seller shall indemnify and hold harmless Buyer, its Affiliates, their respective officers and directors, employees, agents and representatives and any Person claiming by or through any of them, from and against any and all Losses arising out of or resulting from:

                 (i) any representations and warranties of Seller in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate, the result of which has a Material Adverse Effect (as defined in the Option Agreement) upon Buyer; or

                 (ii) any failure by Seller to perform any of its covenants, agreements or obligations in this Agreement or in any Transaction Document; or

                 (iii) all liabilities or obligations of or arising out of the activities of Seller and its Affiliates, whether prior or subsequent to Closing, except only liabilities and obligations of the Companies relating to, or arising out of their activities during, periods subsequent to Closing.

             Provided, however, that more than five (5) years from and after the Closing, Buyer shall not pursue a claim against Seller for indemnification hereunder except as a setoff against amounts otherwise owing or to be payable to Seller, whether pursuant to this Agreement, the Option Agreement or otherwise; and provided further that Buyer shall not pursue a claim against Seller for indemnification unless, at the time that the Losses at issue occur, Buyer holds a direct or indirect interest in the Properties (whether through ownership of an interest in the Companies or otherwise).

             7.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates, officers and directors, agents and representatives and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                 (i) any representations and warranties of Buyer in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate, the result of which has a material adverse effect upon Seller; or

                 (ii) any failure by Buyer to perform any of its covenants, agreements or obligations in this Agreement or in any Transaction Document; or

                 (iii) all liabilities and obligations of the Companies relating to, or arising out of their activities during, periods subsequent to Closing, except to the extent that such liabilities or obligations relate to or arise out of a breach by Seller of any representation, warranty or covenant under this Agreement or any Transaction Document.

             7.3 Indemnification Against Third Party Claims. Promptly after receipt by a Person entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor's expense. If the Indemnitor, at the Indemnitee's request, shall assume the defense of any Litigation, it shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to the such Litigation.

8.  Miscellaneous.

             8.1 Expenses. Each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants and other experts; provided, however, that if any Litigation between Seller and Buyer with respect to this Agreement or the transaction contemplated hereby shall be resolved or adjudicated by a Judgment of any Court, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

             8.2 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

             8.3 Finders. Buyer and Seller shall each indemnify and hold the other harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency or other intermediary in connection with the transactions contemplated hereby or any allegation of any such employment or services.

             8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall have been specified by notice given in compliance with this section) , by any of the following methods: (i) personal delivery;

(ii) facsimile transmission (with a contemporaneous mailing as provided in this Section, which shall not alter the effectiveness or timing of the notice or communication by facsimile transmission) ; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service.

         If to Seller:

         L.B. Mining Co.
         1401 Shoreline Drive
         P.O. Box 2797
         Boise, ID 83701
         Telecopy: (208) 345-7028

         With a copy to:

         Randall E. Hubbard, Esq.
         Davis, Graham & Stubbs LLP
         370 17th Street, Suite 5200
         Denver, CO 80202-5638
         Telecopy: (303) 893-1379

         and

         David J. Cowan, Esq.
         Clark, Wilson
         Hong Kong Bank of Canada Building
         800-885 West Burrard Street
         Vancouver, Canada V6C 3H1
         Telecopy: (604) 687-6314

         If to Buyer:

         Granges Inc.
         370 17th Street, Suite 3000
         Denver, CO 80202
         Telecopy: (303) 629-2499

         With copies to:

         Randy L. Parcel, Esq.
         Parcel, Mauro, Hultin & Spaanstra, P.C.
         1801 California Street, Suite 3600
         Denver, CO 80202
         Telecopy: (303) 295-3040

         and

         Bill Sirett, Esq.
         Ladner Downs
         1200 Waterfront Centre
         200 Burrard Street
         P. O. Box 48600
         Vancouver, Canada V7X 1T2
         Telecopy: (604) 687-1415

Each notice or communication shall be effective (i) upon actual receipt thereof by the addressee, or (ii) upon actual delivery thereof to the appropriate address, or (iii) in the case of facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice or communication have been transmitted without error.

             8.5 Entire Agreement; Amendments. This Agreement and Transaction Documents embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced.

             8.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns subject to Section 8.16 below.

             8.7 Headings and Exhibits. The section and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References to Schedules shall, unless otherwise indicated, refer to the Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

             8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same Agreement. 8.9 Governing Law. The validity, performance and enforcement of this Agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such state.

             8.10 Jurisdiction. Any action or proceeding against Buyer or Seller relating in any way to this Agreement or any transaction documents or the obligations of any party arising from any of the transactions contemplated herein shall be brought and enforced only in the courts of the State of Colorado or of the United States for the District of Colorado, and Buyer and Seller each irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

             (a) Seller and Buyer each irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Plenary Civil Jurisdiction of the State of Colorado or the United States District Court for the District of Colorado, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

             (b) To the extent that the Agreements contained in Sections 8.10(a) and 8.10(b) are determined by final judgment of any court to be unenforceable, each party agrees that any suit or action against any other party arising from any of the transactions contemplated herein or any of the other transaction documents shall be filed and may proceed only in a state in which the principal office of another party is located unless filed as a counterclaim in a suit or action commenced by another party.

             8.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any person (including but not limited to any Company employee or former employee) other than the parties hereto and their respective heirs, legal representatives, successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

             8.12 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

             8.13 Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean an event beyond the reasonable control of Buyer that prevents or delays it from conducting the activities contemplated by this Agreement, including but not limited to activities pursuant to Exploration Expenditures. Such events shall include but not be limited to acts of God, war, insurrections, action or inaction of governmental agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents, inclement weather conditions, and lack of personnel or equipment, including but not limited to the bridge necessary for access to the Properties. In the event of a Force Majeure, Buyer shall exercise diligent efforts to remove or avoid the Force Majeure, but for so long as Buyer is so prevented or delayed, the running of the periods for the Exploration Expenditure commitment, Semi-Annual and Annual Studies under Sections 4.1 through 4.4 shall be delayed, suspended and extended; provided, however, that in no event shall total accumulated delays, suspensions and extensions exceed one (1) year.

             8.14 Access to Data. For a period of two (2) years following the Closing, Seller shall have full access on a daily basis to geological and exploration data, budget information, drilling reports, core samples, laboratory assays and any other information pertaining to operations, studies, permits applications, titles, concessions, assets or liabilities of the Companies or on or for the benefit of the Properties. Following such two-year period, so long as Buyer or any Affiliate of Buyer holds or own the Properties, representatives of Buyer will meet with representatives of Seller on site on the Properties (or with not less than ten (10) days prior written notice, at another convenient location mutually agreeable to the parties) , not more frequently than monthly, to discuss matters relating to Buyer's current and future operations, including but not limited to geological, exploration and budget information, drilling reports, laboratory assays and any feasibility studies. At such meetings, Seller shall provide to representatives of Seller assay, drilling, trenching and sampling reports relating to the previous month's activities.

             8.15 Area of Interest. In the event that Buyer, Seller, either of the Companies or any other Person that is an Affiliate of any of those entities acquires any right, title or interest in any property or other rights related to exploration, development or mining within a five-mile distance from the exterior boundaries of any of the Properties, then such rights shall become subject to and governed by this Agreement; and the acquiring person or entities shall execute such instruments as are required to accomplish that objective.

             8.16    Assignment; First Offer Right.

             (a) Consent Required. Except for the transfers set forth in
Section 8.16(c) , Buyer may not sell or otherwise convey any portion of the Properties or any controlling interest in the stock of the Companies without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Any such sale or conveyance shall be made subject to all of the terms and conditions of this Agreement.

             (b) First Offer Right. Except as otherwise provided in Section 8.16(c) , if Buyer desires to sell or otherwise convey any portion of the Properties or any controlling interest in the stock of the Companies, Seller shall have a first right of offer as described in this Section 8.16(b).

                 (i) If Buyer desires to sell or otherwise convey ("Transfer") any portion of the Properties or any controlling interest in the stock of the Companies, Buyer shall promptly notify Seller of its intentions. Within ten
(10) days after receipt of that notice, Seller shall notify Buyer whether Seller wishes to purchase that interest and, if so, the price and all other pertinent terms and conditions of a Transfer that would be acceptable to Seller. If Seller fails to send such notice, Buyer shall be free to sell the interest whenever and on whatever terms it wishes. If Seller sends such a notice, Buyer shall have ten (10) days from the date such notice is delivered to notify Seller whether it elects to sell the interest to Seller at the same price and on the same terms and conditions as set forth in Seller's notice. If it does so elect, the Transfer shall be consummated promptly after Buyer's notice of such election is delivered to Seller.

                     (ii) If Buyer fails to so elect within the period provided for in Section 8.16(b) (i) , Buyer shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered to Buyer by Seller in the notice described in Section 8.16(b) (i).

                     (iii) If Buyer fails to consummate the Transfer to a third party within the period set forth in section 8.16(b) (ii) , the first offer right of Seller in such offered interest shall be deemed to be revived. Any subsequent proposal by Buyer to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 8.16.

                 (c) Exceptions to Preemptive Right. Sections 8.16(a) and 8.16(b) shall not apply to the following:

                     (i) Transfer by Buyer of any portion of the Properties or any controlling interest in the stock of the Companies to an Affiliate;

                     (ii) Any corporate merger, consolidation, amalgamation or reorganization of Buyer by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations Buyer hereunder; or

                     (iii) The grant by Buyer of a security interest in the Properties or the stock of the Companies.

             8.17 Contracts Pertaining to the Guariche Project. For a period of one (1) year from and after the Closing, all contracts necessary for the implementation of activities Buyer desires to have undertaken in connection with the Properties shall be first discussed with one or more representatives of Seller, but no approval or consent of Seller shall be required in connection with such contracts.

             8.18 Date of Laws. Notwithstanding any provision of this Agreement to the contrary, all representations, warranties and opinions of counsel set forth herein or contemplated hereunder shall be given with the assumption that the applicable governmental laws and regulations and rules of stock exchanges as of dates subsequent to June 7, 1996 shall be the same as existed on June 7, 1996.

    WHEREFORE, Buyer and Seller, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

                                      SELLER:

                                      L.B. MINING CO.


                                      By:______________________________________
                                          Larry B. Barnes, General Partner

                                      By:______________________________________
                                          Frank B. Barnes, General Partner

                                      By:______________________________________

                                          Henry J. Williams, General Partner

                                      BUYER:

                                      GRANGES INC.

                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________



                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                                   SCHEDULE 1

                                       TO

                            STOCK PURCHASE AGREEMENT

                      DATED EFFECTIVE ____________, 199___
                                    BETWEEN
                        L.B. MINING CO. AND GRANGES INC.

                               Royalty Provisions

         Unless specified otherwise below, these royalty provisions shall apply to the Net Smelter Returns production royalties on gold, pursuant to Section 4.4(b) of the above-described Stock Purchase Agreement ("Agreement") , and on copper and silver, pursuant to Section 4.6 of the Agreement. All capitalized terms in this Schedule 1 shall have the same meanings specified in the Agreement.

         1. Net Smelter Returns royalties are passive, non-participating interests in severed minerals only and include no interests in minerals in place. These royalties include no executive or management rights to minerals in place. Other than as expressly set forth in the Agreement, Buyer shall not be subject to any obligations or covenants to explore, develop or mine the properties, and all decisions regarding such activities, including without limitation the timing, extent, method and location of such activities (if any) , shall be in the sole and exclusive judgment of Buyer.

         2. Production royalty payments shall be paid by Buyer to Seller on a calendar quarterly basis on or before the twentieth (20th) day following the quarterly period during which each such payment is accrued to Buyer's account. Except to the extent that the provisions of paragraph 4 below apply, production royalties shall accrue to Buyer's account upon final settlement and final payment by the smelter, refinery or other ore buyer to Buyer for the minerals sold and for which a production royalty is payable. All royalty payments shall be by Buyer's check. All production royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of metals, ores, minerals, or materials mined and sold from the Property, proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the production royalty payment.

         3. Seller, at its sole election and expense, shall have the right, not more frequently than once annually following the close





                                    SCH 1-1
of each calendar year, to engage a certified public accountant or other representative selected by Seller to conduct an audit of Buyer's accounts relating to payment of the production royalties under the Agreement. Any such audit shall be for a reasonable length of time during regular business hours at the offices where the pertinent records are normally maintained, at a mutually convenient time, upon reasonable notice by Seller. All royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Buyer with respect thereto, unless Seller gives written notice signed by Seller describing and setting forth a specific objection to the calculation thereof within six (6) months following the close of that calendar year. Buyer shall account for any agreed upon deficit or excess in the payment made to Seller by adjusting the next quarterly statement following completion of such audit to account for such deficit or excess.

         4. In the event Buyer elects not to sell any portion of any gold derived from the Properties, but instead elects to have the final product of any such gold credited to or held for its account with any smelter, refiner or broker, such gold shall be deemed to have been sold at the Spot Price on the Date of Production.





                                    SCH 1-2

                                  SCHEDULE 2.A

                                       TO

                            STOCK PURCHASE AGREEMENT

                      DATED EFFECTIVE ____________, 199___
                                    BETWEEN
                        L.B. MINING CO. AND GRANGES INC.

                           OPINION OF BUYER'S COUNSEL

                          [Letterhead of Ladner Downs]
                             ________________, 1996


L.B. Mining Co.
1401 Shoreline Drive
P. O. Box 2797
Boise, ID 83701

         Re:     Stock Purchase Agreement between L.B. Mining Co. and Granges
                 Inc.

Gentlemen:

         We have acted as special counsel for Granges Inc., a Delaware corporation ("Granges") in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Agreement") dated
______________________, 199___, between L.B. Mining Co., an Idaho general partnership, as "Seller" under that Agreement ("L.B. Mining") , and Granges, as "Buyer" under that Agreement.

         In rendering this Opinion, we have, subject to the limitations described herein, examined and are familiar with the Agreement as well as the Transaction Documents, as defined in the Agreement.

         We also have examined such certificates of public officials, certificates of officers of Granges, and copies and records of corporate documents of Granges as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. In addition, we have made such other factual investigations as we deemed necessary to enable us to render this Opinion, but we have not conducted investigations with respect to matters stated to our knowledge below except as described below. Knowledge as used herein shall refer to the actual knowledge of the lawyers in this firm who have had significant involvement with the negotiation, execution or delivery of the Agreement and/or of the Transaction Documents. In conducting such examination, we assume the





                                   SCH 2.A-1
genuineness of all signatures, the accuracy of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents. As to certain matters of fact, we have relied on the certificates of officers of Granges attached hereto and have not made any independent investigations of those facts.

         Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that:

         1. Granges is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia. Granges is duly authorized to transact business in all jurisdictions where it is required to do so. Granges has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform the Agreement and other Transaction Documents to which it is a party.

         2. Granges has taken all necessary corporate action to duly authorize the execution and delivery of the Agreement and the Transaction Documents to which it is a party.

         3. The Agreement and the other Transaction Documents to which Granges is a party constitute legal, valid and binding obligations of Granges, enforceable against Granges in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in equity or at law).

         The execution and delivery by Granges of the Agreement and the Transaction Documents and the performance of its obligations thereunder (a) will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of the Charter, Certificate or Articles of Incorporation, or By-laws of Granges, (b) will not conflict with any present federal, provincial, state, or, to the best of our knowledge, any local statute, rule or regulation known to us to be binding upon Granges, and
(c) to the best of our knowledge will not conflict with, or result in the breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, order, judgment or decree to which Granges is a party or otherwise subject.

         4. To the best of our knowledge, no suit, arbitration, action or other proceeding is pending or, to the best of our knowledge, threatened before any court or governmental authority against Granges.





                                   SCH 2.A-2

         Our Opinion is subject to the following limitations and qualifications:

                 A. We assume for purposes of this Opinion that L.B. Mining is duly formed, validly existing and in good standing under its jurisdiction of creation, that the Agreement and the Transaction Documents have been duly authorized, executed, and delivered by L.B. Mining and constitutes its legal, valid and binding obligations, and that it has the requisite power and authority to perform its obligations thereunder.

                 B. The opinions expressed herein are limited in all respects to the laws of the Province of British Columbia.

                 C. The Opinion is given as of the date hereof, and we disclaim any undertaking or obligation to advise L.B. Mining of changes that hereafter may be brought to our attention or to update information provided herein. This Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied on by any other person, without our prior written consent.

                                        Very truly yours,


                                        ________________________________





                                   SCH 2.A-3

                                 SCHEDULE 2.B.

                                       TO

                            STOCK PURCHASE AGREEMENT

                      DATED EFFECTIVE ____________, 199___
                                    BETWEEN
                        L.B. MINING CO. AND GRANGES INC.

                           OPINION OF BUYER'S COUNSEL

                          [Letterhead of Ladner Downs]





                                   SCH 2.B-1

                          [LETTERHEAD OF LADNER DOWNS]


                                                                          [Date]



L.B. Mining Co.
12200 E. Briarwood Avenue
Suite 250
Englewood, CO. 80112
U.S.A.

Dear Sirs/Mesdames:

                                 Granges Inc. -
                      Issue of 2,047,938 Special Warrants


                 We have acted as counsel to Granges Inc. (the "Company") in connection with the issue and sale by the Company of 2,047,938 special warrants (the "Special Warrants") to L.B. Mining Co. ("LB") pursuant to the Exploration Purchase Option Agreement (the "Option Agreement") dated as of June 7, 1996 between LB and the Company.

                 The Special Warrants are being issued under the provisions of a special warrant indenture (the "Special Warrant Indenture") between the Company and Montreal Trust Company of Canada (the "Trustee") dated as of June 7, 1996. Subject to adjustment in accordance with the terms of the Special Warrant Indenture, each Special Warrant upon exercise thereof will entitle the holder to receive, without additional payment, one class A common share warrant (the "A Warrants") and a class B common purchase share warrants (the "B Warrants") for each Special Warrant.

                 Each A Warrant will entitle the holder thereof to receive one common share (an "A Warrant Share") in the capital of the company and each B Warrant shall entitle the holder thereof to acquire one common share (a "B Warrant Share" and, together with the A Warrant Shares, collectively the "Underlying Shares") in the capital of the Company in accordance with the terms of a warrant indenture (the "Warrant Indenture") dated as of June 7, 1996 between the Company and the Trustee, subject to adjustment in accordance with the terms of the Warrant Indenture.

                 This opinion is delivered to you pursuant to section ___ of the Option Agreement.

                 Unless otherwise provided for herein, the terms used herein shall have the same meaning as specified in the Option Agreement.

                 We have examined:

         (a)     an executed copy of the Option Agreement;

         (b)     an executed copy of the Special Warrant Indenture;

         (c)     an executed copy of the Warrant Indenture;

         (d)     a specimen form of the certificate for the Special Warrants;

         (e) an executed copy of certificate ___ registered in the name of LB, evidencing and representing 2,047,938 Special Warrants; and

         (f) specimen forms of the certificates for the A Warrants and B Warrants (collectively the "Warrants").

                 We have also examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, of such certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, of such certificates of officers or representatives of the Company, the Trustee or other corporations and of such other records, contracts and instruments and we have made such investigations and searches, all as we believe necessary and relevant to enable us to give and as the basis for the opinions set forth herein.

                 For the purposes of our opinion:

         (a) whenever the phrase to "the best of our knowledge" appears in our opinion it means that we have relied only upon the actual knowledge of the members of our firm who have participated in the creation and issuance of the Special Warrants and Warrants and that we have not made any other inquiries within our firm or otherwise;

         (b) relating to matters governed by the laws of jurisdictions other than British Columbia, we have relied upon the opinions of counsel in those jurisdictions, copies of which have been delivered to you today. Those opinions are satisfactory to us in form and substance, and in our opinion you and we are justified in relying thereon. We are solicitors qualified to carry on the practice of law in the Province of British Columbia only and, except to the extent that this opinion is rendered in reliance on such opinions of counsel in other jurisdictions, we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British of Columbia or the federal laws of Canada applicable therein;

         (c)     in paragraph 4, we have relied upon a letter dated     from
                                                                    ----
                 Montreal Trust Company of Canada, the registrar and transfer agent of the common shares, indicating the number of common
                 shares that are issued and outstanding as at       ;
                                                              ------
         (d)     in paragraph 13, we have relied upon a certificate issued by
                 the British Columbia Securities Commission dated    , 1996, as
                                                                  ---
                 to the status of the Company as a reporting issuer under the Securities Act (British Columbia) and a certificate issued by
                 the Ontario Securities Commission dated    , 1996 as to the
                                                         ---
                 status of the Company as a reporting issuer under the Securities Act (Ontario); and

         (e) in paragraph 15 as to matters pertaining to The Toronto Stock Exchange (the "Exchange"), we have relied upon letters from
                 the Exchange dated March 28, 1996 and June    , 1996 (the
                                                            ---
                 "Exchange Letter") relating to the issuance and sale of the Special Warrants and the subsequent issuance of the Warrants and Underlying Shares.

                 As to the questions of fact relevant to this opinion, information with respect to which is in the possession of the Company or other corporations, we have relied upon certificates, reports, opinions or representations of or by an officer or officers of the Company or such other corporations, as the case may be.

                 In our examinations we have assumed:

         (a) the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of photostatic or facsimile copies;

         (b) for the purpose of the opinion expressed in paragraph 5, that the Option Agreement has been duly authorized, executed and delivered by LB;

         (c) that all of the representations, warranties, covenants and acknowledgements of LB as set out in the Option Agreement are true and correct.

                 Based upon the foregoing, we are of the opinion that:

1. The Company has been duly amalgamated and validly exists as a company under the laws of the Province of British Columbia and is in good standing with respect to the filing of its annual returns with the Registrar of Companies for the Province of British Columbia.

2. The Company has the necessary corporate power and capacity to carry on the business which it carries on and to own, lease and operate its properties and assets.

3. The Company has the necessary corporate power and capacity to enter into the Option Agreement, the Special Warrant Indenture and the Warrant Indenture (collectively, the "Documents") and to observe and perform its covenants and obligations thereunder, to create and issue the Special Warrants, to create and issue the Warrants issuable upon the exercise or deemed exercise of the Special Warrants and to issue the Underlying Shares issuable upon the exercise of the Warrants.

4. The authorized capital of the Company consists of 1,500,000,000 shares divided into 750,000,000 common shares without par value and
         750,000,000 preferred shares without par value, of which       a common
                                                                  ------
         shares are issued and outstanding as of the close of business     on as
                                                                       ----
         fully paid and non-assessable shares and      preferred shares are
                                                  ----
         issued and outstanding as at the close of business on             .
                                                               ------------

5. The Documents have each been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by and on behalf of the Company, are each valid and legally binding upon the Company and are each enforceable in accordance with their respective terms, except as right to indemnity and waiver of contribution thereunder may be limited under applicable law, and subject to Bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and to the availability of equitable remedies being in the discretion of a court of competent jurisdiction.

6. The forms of certificates representing the Special Warrants and the Warrants have been duly approved by the Company and comply with all requirements of the Special Warrant Indenture and Warrant Indenture, respectively.

7. The attributes and characteristics of the Special Warrants and the Warrants conform in all material respects with the descriptions thereof in the Option Agreement

8. The Special Warrants have been duly authorized and created by the Company and validly issued in accordance with the provisions of the Special Warrant Indenture and the Special Warrant Certificate evidencing all of the Special Warrants delivered to LB today has been duly executed by the Company and duly certified and delivered by the Trustee in with such provisions, and the Special Warrants constitute valid and legally binding direct obligations of the Company enforceable against the Company, except as rights to indemnity and waiver of contribution thereunder may be limited under applicable law, and subject to bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and to the availability of equitable remedies being in the discretion of a court of competent jurisdiction, and entitle the holders thereof to the benefits of the Special Warrant Indenture.

9. The Warrants issuable upon the exercise or deemed exercise of the Special Warrants have been duly authorized and created by the Company for issuance upon the exercise or deemed exercise of the Special Warrants and such Warrants, when issued pursuant to the Warrant Indenture upon the exercise or deemed exercise of the Special Warrants in accordance with the terms thereof, will be validly issued in accordance with the provisions of the Warrant Indenture and the certificates evidencing such Warrants, when duly executed and delivered by the Company and duly certified and delivered by the Trustee in accordance with such provisions, will constitute valid and binding direct obligations of the Company enforceable against the Company, except as rights to indemnity and waiver of contribution thereunder may be limited under applicable law, and subject to bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights and to the availability of equitable remedies being in the discretion of a court of competition jurisdiction, and will entitle the holders thereof to the benefits of the Warrant Indenture.

10. The Underlying Shares issuable upon the exercise or deemed exercise of the Warrants have been duly authorized and allotted for issuance upon the exercise or deemed exercise of the Warrants and such Underlying Shares, when Issued pursuant to the Warrant Indenture upon the exercise or deemed exercise of the Warrants in accordance with the terms thereof, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.

11. Neither the execution and delivery of any of the Documents, nor the fulfillment of or compliance with the terms of any of the Document nor the creation and issue of the Special Warrants, nor the issue of the Warrants upon the exercise or deemed exercise of the Special Warrants in accordance with the terms of the Special Warrant Indenture, nor the issue of the Underlying Shares upon the exercise of the Warrants in accordance with the terms of the Warrant Indenture, in any material respect conflicts or will conflict with or results or will result in a breach of or a default under any of the of the Memorandum or Articles of the Company or of any resolutions of the directors or shareholders of the Company or, to the best of our knowledge, of any material license or permit issued to the Company or any essential term of any material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its properties or assets are subject.

12. Based on the representations and warranties of LB contained in the Option Agreement, the issuance of the Special Warrants by the Company to LB in accordance with the terms of the Option Agreement is exempt from the prospectus requirements of the Securities Act (British Columbia) and no prospectus, offering memorandum or other document is required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by the Company under such securities laws in connection with such issuance, except as specified in the Exchange Letter and except the filing with the British Columbia Securities Commission within 10 days of the date of the issuance of the Special Warrants, of a Form 20 prepared and executed in accordance with the Securities Act (British Columbia) and the rules promulgated thereunder and payment of the applicable fee;

13. Upon the delivery of a final prospectus qualifying the issuance of the A Warrants and B Warrants upon exercise of the Special Warrants to the holder of the Special Warrants in connection with the exercise or deemed exercise of such Special Warrants in accordance with the terms of the Special Warrant Indenture, the Underlying Shares issuable upon the exercise of such Warrants in accordance with the terms of the Warrant Indenture will not be subject to any statutory hold period under the securities laws of the Provinces of British Columbia or Ontario and no prospectus, offering memorandum or other document will be required to be filed no proceeding will be required to be taken and no approval, permit consent or authorization will be required to be obtained by the holder of such Underlying Shares under such securities laws in connection with the resale of such Underlying Shares by such holder in such provinces through an investment dealer or broker who is registered in the respective province under the Securities Act (Ontario) or the Securities Act (British Columbia), as the case may be, and who has complied with the relevant provisions thereof, provided that:

         (a)     in British Columbia:

                 (i) such trade is not from the holdings of a "control person" as defined in subsection l(l) of the Securities Act (British Columbia);

                 (ii) the holder of such Underlying Shares is not an "insider" as defined in subsection l(l) of the Securities Act (British Columbia) at the time of the trade such that it would be required to file reports under section 70 of the Securities Act (British Columbia);

                 (iii) the holders of such Underlying Shares does not have, at the time of the trade, beneficial ownership of, or the power to exercise control or direction over, or securities convertible into common shares of the Company (the "Shares") that would constitute, 10% or more of the outstanding Shares such that they would be required to file reports under section 93 of the Securities Act (British Columbia); and

                 (iv) at the time of such trade no order has been issued under any of sections 73, 144(l)(b) or 146 of the Securities Act (British Columbia) in respect of the Shares or Underlying Shares or section 144(l)(c) of the Securities Act (British Columbia) in respect of the Company; and

         (b)     in Ontario:


                 (i) such trade is not a distribution as defined in paragraph (c) of the definition of "distribution" in subsection l(l) of the Securities Act (Ontario);

                 (ii) in the case of a trade of such Underlying Shares, no unusual effort is made to prepare the market or to create a demand for such Underlying Shares no extraordinary consideration is paid respect of the trade and, at the time of the trade the Company is a reporting issuer under the Securities Act (Ontario);

                 (iii) the holder of such Underlying Shares is not an "Insider" of the Company as defined in subsection l(l) of the Securities Act (Ontario); such that it would be required to file reports under section 107 of the Securities Act (Ontario);

                 (iv) the holder of such Underlying Shares does not have, at the time of the resale, beneficial ownership of, or the power to exercise control or direction over, or securities convertible into Shares that would constitute, 10% or more, of the outstanding Shares of the Company such that it would be required to file reports under section 101 of the Securities Act (Ontario); and

                 (v) at the time of such trade, no order has been issued under section 127 of the Securities Act (Ontario) in respect of the Shares or Underlying Shares under section 128 of the Securities Act (Ontario) in respect of the Company.

14. The Company is a reporting issuer under the Securities Act (British Columbia) and is not in default of filing financial statements required to be filed under such Act or the Regulation made thereunder. The Company is also a reporting issuer under the Securities Act (Ontario) and is not included in a list of defaulting reporting issuers maintained under that Act.

15. To the best of our knowledge, there is no pending or threatened action or proceeding against the Company before any court, governmental agency or arbitrator that could have a materially adverse affect upon the financial condition or operation of the company.

16. All documents required to be filed and proceedings required to be taken by the Company prior to the date hereof have been filed and taken in order for the Underlying Shares issuable upon the exercise or deemed exercise of the Warrants to be listed and posted for trading an The Toronto Stock Exchange upon the issuance thereof pursuant to the Warrant Indenture.

                  This opinion is addressed to you solely for your benefit in connection with the issue and delivery of the Special Warrants and the transactions contemplated thereby and may not be transmitted to any other person or relied upon for any other purpose by any other person.

                                  Yours truly

                                   SCHEDULE 3

                                       TO

                            STOCK PURCHASE AGREEMENT

                      DATED EFFECTIVE ____________, 199___
                                    BETWEEN
                        L.B. MINING CO. AND GRANGES INC.

                          OPINION OF SELLER'S COUNSEL

                 [Letterhead of Davis, Graham & Stubbs, L.L.P.]

                             ________________, 1996


Granges Inc.
370 17th Street, Suite 3000
Denver, CO 80202

         Re:     Stock Purchase Agreement between L.B. Mining Co. and Granges
                 Inc.

Gentlemen:

         We have acted as special counsel for L.B. Mining Co., an Idaho general partnership ("L.B. Mining") in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Agreement") dated ______________________, 199___, between L.B. Mining, as "Seller" under that
Agreement, and Granges Inc., a Delaware corporation, as "Buyer" under that Agreement.

         In rendering this Opinion, we have, subject to the limitations described herein, examined and are familiar with the Agreement as well as the Transaction Documents, as defined in the Agreement.

         We also have examined such certificates of public officials, certificates of the partners of L.B. Mining, and copies and records of partnership documents of L.B. Mining as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. In addition, we have made such other factual investigations as we deemed necessary to enable us to render this Opinion, but we have not conducted investigations with respect to matters stated to our knowledge below except as described below. Knowledge as used herein shall refer to the actual knowledge of the lawyers in this firm who have had significant involvement with the negotiation, execution or delivery of the Agreement and/or of the Transaction Documents. In conducting such examination, we assume the





                                    SCH 3-1
genuineness of all signatures, the accuracy of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents. As to certain matters of fact, we have relied on the certificates of partners of L.B. Mining attached hereto and have not made any independent investigations of those facts.

         Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that:

         1. L.B. Mining is a general partnership duly organized, validly existing, and in good standing under the laws of the State of Idaho. L.B. Mining is duly authorized to transact business in all jurisdictions where it is required to do so. L.B. Mining has all requisite partnership power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform the Agreement and other Transaction Documents to which it is a party.

         2. L.B. Mining has taken all necessary partnership action to duly authorize its execution and delivery of the Agreement and the Transaction Documents to which it is a party.

         3. The Agreement and the other Transaction Documents to which L.B. Mining is a party constitute legal, valid and binding obligations of L.B. Mining, enforceable against L.B. Mining in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in equity or at law).

         The execution and delivery by L.B. Mining of the Agreement and the Transaction Documents and the performance of its obligations thereunder (a) will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of the Articles of Partnership of L.B. Mining (as amended and restated) , (b) will not conflict with any present federal, state, or, to the best of our knowledge, any local statute, rule or regulation known to us to be binding upon L.B. Mining, and (c) to the best of our knowledge will not conflict with, or result in the breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, order, judgment or decree to which L.B. Mining is a party or otherwise subject.

         4. To the best of our knowledge, no suit, arbitration, action or other proceeding is pending or threatened before any court or governmental authority against L.B. Mining.





                                    SCH 3-2

         Our Opinion is subject to the following limitations and qualifications:

                 A. We assume for purposes of this Opinion that L.B. Mining is duly formed, validly existing and in good standing under its jurisdiction of creation, that the Agreement and the Transaction Documents have been duly authorized, executed, and delivered by L.B. Mining and constitutes its legal, valid and binding obligations, and that it has the requisite power and authority to perform its obligations thereunder.

                 B. The opinions expressed herein are limited in all respects to the laws of the State of Colorado, which for purposes of this opinion we assume are substantially similar to the laws of the State of Idaho.

                 C. The Opinion is given as of the date hereof, and we disclaim any undertaking or obligation to advise Granges of changes that hereafter may be brought to our attention or to update information provided herein. This Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied on by any other person, without our prior written consent.

                                        Very truly yours,


                                        ________________________________





                                    SCH 3-3

                                   EXHIBIT E
                                       TO
                   EXPLORATION AND PURCHASE OPTION AGREEMENT
                                    BETWEEN
                 L.B. MINING CO., an Idaho general partnership,
                                      AND
                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996


                    ESSENTIAL TERMS OF CONSULTING AGREEMENTS

o        During the Option Period, Mr. Henry J. Williams and Mr. Frank B.
         Barnes (the "Consultants") will provide consulting services to Granges on the Guariche Project as independent contractors.

o During the Option Period, Mr. Williams will devote not less than 50% of his time (i.e., not less than 80 hours a month) and Mr. Barnes will devote not less than 30% of his time (i.e., not less than 48 hours a month) to the provision of consulting services on the Guariche Project; provided that, in any event, the Consultants will devote sufficient time to the Guariche Project to ensure the professional supervision and administration of the Venezuelan Subsidiaries, the full and proper performance by the Venezuelan Subsidiaries of their obligations and work under the Option Agreement and the maintenance and continuing good standing of the Properties.

o For each day during the Option Period that Mr. Williams or Mr. Barnes perform consulting services on the Guariche Project, they shall fill out and provide to Granges a time sheet indicating the number of hours worked and describing the tasks performed.

o Each of the consultants shall be paid $10,000 per month, based upon 22 "full days" of work each month. A "full day" of work is a day in which the Consultant works not less than eight (8) hours. For days during a month in which the Consultant works less than eight (8) hours, the actual hours worked shall be added together and then divided by eight
         (8) to establish "full days" of work. In the event that a Consultant works more or less than 22 "full days" during a month, his compensation will be proportionately increased or decreased from $10,000.

o The services of the Consultant shall be provided as requested and directed by Granges.

o Each of the consultants shall be reimbursed by Granges for out-of-pocket expenses incurred by them in providing





                                    SCH 3-1
          consulting services hereunder upon submission to Granges of documentation reasonably supporting those expenses.

                                   EXHIBIT F
                                       TO
                   EXPLORATION AND PURCHASE OPTION AGREEMENT
                                    BETWEEN
                 L.B. MINING CO., an Idaho general partnership,
                                      AND
                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996


            NECESSARY COSTS AND EXPENSES OF VENEZUELAN SUBSIDIARIES

                          [L.B. MINING CO. LETTERHEAD]

CORPORACION MINERA NACIONAL, C.A.
Monthly-Expenses
6 June through 15 December 1996


                                                                            BS                 US$
                                                                       ----------          ----------
1.       Office rent                                                      100,000             $   215
2.       Telephone and telefax                                            650,000               1,398
3.       Electricity - office                                              40,000                  86
4.       Siemens - telephone contract                                      16,297                  35
5.       DHL courier                                                       27,000                  58
6.       Payroll - Guariche                                             3,962,000               8,520
7.       Payroll - Ciudad Bolivar                                       2,074,750               4,462
5.       Insurance                                                              0                   0
9.       Food - Guariche                                                4,020,000               8,645
         Labor force                                2,280,000
         Geologists and staff                       1,200,000
         Drilling team                                540,000
10.      Combustibles - Guariche                                        2,617,466               5,629
11.      Parts and supplies - Guariche                                  1,600,244               3,441
12.      Vehicle expenses - trucks                                        175,000                 376
13.      Office supplies                                                  145,833                 314
14.      Office cleaning and maintenance                                   50,000                 108
15.      Geological supplies                                               93,000                 200
16.      Maps and reports                                                  35,000                  75
17.      Concessions - taxes, special advantages                          123,063                 265
18.      Travel                                                           480,000               1,032
                                                                       ----------             -------
                     Total                                             16,209,653             $34,859
                                                                       ==========             =======



BS 465   US$1
As of 6 June 1996

                          [L.B. MINING CO. LETTERHEAD]

CORPORACION MINERA NACIONAL, C.A.
Special Projects
6 June through 15 December 1996



                                                     BS              US$
                                                 ---------        ---------
1.      Bridge construction-
        for the Guarichito River and
        a small bridge for the Llorona River     4,0009000           $8,602




2.      Organizational-
        formation of three limited
        liability companies for contract
        and service work                           300,000              645



3. Legal-
        preparation of contracts and duties        250,000              538
                                                 ---------           ------
                           Total                 4,550,000           $9,785
                                                 =========           ======





BS   465  US$l
As of 6 June 1996

                          [L.B. MINING CO. LETTERHEAD]

CORPORACION MINERA NACIONAL, C.A.
Total Expenses
6 June through 15 December 1996



                                                       BS                 US$
                                                  -----------        ------------
Monthly expenses, excluding items below            16,209,653            $ 34,859
Air transportation                                 15,863,475              34,115
Ground transportation                                 875,000               1,882
Geological department                               2,557,500               5,500
Professional fees                                     650,000               1,398
                                                  -----------            --------
     Total monthly expenses                        36,155,628              77,754

     Times five months-in period                           x5                  x5
                                                  -----------            --------
Total monthly expenses for five month period      180,778,140             388,768

Special projects                                    4,550,000               9,785

                                                  -----------            --------
     Total expenses for five month period         185,328,140            $398,553
                                                  ===========            ========


BS 465   US$l
As of 6 June 1996

                                   EXHIBIT G
                                       TO
                   EXPLORATION AND PURCHASE OPTION AGREEMENT
                                    BETWEEN
                 L.B. MINING CO., an Idaho general partnership,
                                      AND
                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996


                           CONFIDENTIALITY AGREEMENT

January 15, 1996


M. B. Richings
President & CEO
Granges, Inc./(U.S. Inc.)


Attention:       Mike Richings

Re: Confidentiality Agreement Relating to Certain Mining Interests in Venezuela Held by Corporacion Minera Nacional, C.A. and/or L.B. Mining Co.

Gentlemen:

This is in response to discussions concerning your interest in evaluating the possible acquisition of one of more of the following projects (which are hereinafter referred to as the "Projects"), or portions thereof:

        1.      Guariche Mine Area            3.      Los Caribes I, II, IV, V
                Triunfo #1,#2,#5,#6,#7,#9
                                              4.      Los Martillos
        2.      Las Flores #6,#7

                                              5.      Pastora I, II

To make possible this evaluation, Corporacion Minera Nacional, C.A. (hereinafter referred to as "COMINAC") and/or L. B. Mining Co. (hereinafter referred to as "LBM") shall make available to Granges Inc/(US) Inc. (including its subsidiaries and affiliates, hereinafter called the "Company") certain information necessary for review of the Projects, subject to the following conditions:

1. Company agrees for itself, its affiliated entities and the employees and agents thereof, to hold in confidence and not to disclose to any other party, nor make beneficial use of, any knowledge, information, data, or other material (hereinafter referred to collectively as "Proprietary Information") which may be obtained by Company by reason of its discussions and association with regard to the Projects. Said restriction on the use and disclosure of Proprietary Information will apply regardless of the source of such information, whether voluntarily or unintentionally furnished by COMINAC, LBM or their employees or agents. Proprietary Information will be defined to include, but is not limited to, any engineering studies, reserve studies, financial analyses, location and nature of mineral holdings, and sales agreements pertaining to COMINAC's operations as may be provided to Company in the course of said discussions, as well as information relating to COMINAC's policies, interests, and intentions.

Confidentiality Agreement
January 15, 1996
Page 2



However, this Confidentiality Agreement will not apply to information which becomes available as a matter of public knowledge without any breach of this Confidentiality Agreement by company, or is disclosed to Company by third party who did not acquire that information from COMINAC, LBM or their employees or agents under an obligation of confidentiality. This confidentiality restriction will be limited to and for a period of three (3) years, provided that the terms hereof shall be appropriately modified in the event of purchase by Company of any portion of COMINAC's or LBM's interests in the Projects.

2. All Proprietary Information shall remain the property of COMINAC and/or LBM. Upon COMINAC's or LBM's written request, the Company shall return to COMINAC and/or LBM all such Proprietary Information, together with any summaries of or extracts from such Proprietary Information and all copies thereof, which the Company may have in its possession or control. The Company shall also remove all such Proprietary Information from computer storage. The Company shall send a copy of COMINAC's or LBM's request to all persons to whom the Company has disclosed such information.

3. The Company will use the information solely for the purpose of evaluating the possible acquisition by the Company of one or more of the Projects, or portions thereof.

4. The Company shall not disclose such Proprietary Information to any third party, except as may be authorized in writing by COMINAC or LBM. Prior to the disclosure of Proprietary Information to an authorized third party, the Company shall obtain, and retain, the written agreement of that person to be bound by the terms of this Confidentiality Agreement, by having such person sign an agreement as attached in Exhibit "A". The dissemination of such Information within the Company's internal organization shall be limited to those employees whose duties justify their need to know such information and then only upon the basis of a clear understanding by such employees of their obligation to maintain the confidentiality of such Proprietary Information and to restrict the use thereof solely for the purpose of evaluation of the Projects.

5. This Confidentiality Agreement shall also apply with respect to Proprietary Information regarding or provided by any partner, co-venturer or co-tenant (collectively referred to as "Participant") of COMINAC or LBM (or their affiliates) and may be forced by such Participant to extent that such entity may have an interest in a project with COMINAC or LBM (or their affiliates) for which information is submitted hereunder.

6. COMINAC and LBM make no representations of the completeness or accuracy of any of the Proprietary Information, other than that it does not contain any known misstatements of fact, nor any statements or materials which are intended by COMINAC or LBM to be deceptive or misleading. The Company shall rely exclusively upon its own interpretations and evaluations In reaching its conclusions concerning the Projects, and it shall have no recourse against COMINAC or LBM concerning the Proprietary Information other than with regard to known misstatements of fact, or statements or materials which are intended by COMINAC or LBM to be deceptive or misleading.

Confidentiality Agreement
January 15, 1996
Page 3



7. This Confidentiality Agreement will be governed by the laws of the State of Idaho.

If the Company is in agreement with the foregoing conditions, please so indicate on a copy of this Confidentiality Agreement in the space provided and return it to me.



                                           Very truly yours,

                                           CORPORACION MINERA NACIONAL, C.A.

                                           By  /s/ FRANK B. BARNES
                                             -----------------------------------
                                           Title  President
                                                --------------------------------

                                           L. B. MINING COMPANY

                                           By  /s/ JERRY WILLIAMS
                                             -----------------------------------
                                           Title  Partner
                                                --------------------------------



Accepted and Agreed to this
 l5   day of January, 1996 .
-----        -------    ----



GRANGES INC. /(U.S.) INC.
-----------------------------------

By /s/ M. B. RICHINGS
  ---------------------------------
Title President & CEO
      -----------------------------

                                  EXHIBIT "A"

                           CONFIDENTIALITY AGREEMENT

         The undersigned hereby acknowledges that he/she has read the attached Confidentiality Agreement between Corporacion Minera Nacional, C.A., L. B.
Mining Co. and                                and that he/she understands and
               -------------------------------
agrees to be bound by the terms thereof.

         The undersigned will not disclose Proprietary Information referred to in the Confidentiality Agreement to anyone not authorized by Corporacion Minera Nacional, C.A. or L. B. Mining Co.




         Executed this            day of          1994, at
                      ------------       ---------         ---------------------
State of                                 .
        ---------------------------------



                                             -----------------------------------
                                                        Signature

                                             -----------------------------------
                                                    Print or Type Name

                                   EXHIBIT H
                                       TO
                   EXPLORATION AND PURCHASE OPTION AGREEMENT
                                    BETWEEN
                 L.B. MINING CO., an Idaho general partnership,
                                      AND
                  GRANGES INC., a British Columbia corporation

                             Effective June 7, 1996


                               QUIROGA AGREEMENT

Between ANTONIO QUIROGA VAZQUEZ, Venezuelan, of legal age, domiciled in the City of Puerto La Cruz, District of Sotillo, State of Anzoategui and bearer of identity card No 2.061.890 (hereinafter referred to as "SELLER"), as party of the first part and L.B. MINING, a corporation constituted and existing under the laws of the State of Idaho, United States of America, with its principal offices located at 1401 Shoreline Drive, Boise, Idaho (hereinafter referred to as "THE BUYER"), as party of the second part, represented in this act by Messrs. FRANK B. BARNES and HENRY J. WILLIAMS, United States citizens, of legal age and bearers of passport Nos 072907206 and 034272032, respectively, it has been agreed upon to celebrate a share purchase contract of the COMPANIES, as they are defined below and which will be governed by the following clauses:

ARTICLE FIRST: DEFINITIONS

For the purposes of this contract, the following terms will have the meanings indicated below:

(i) COMPANIES shall mean: (a) CORPORACION MINERA NACIONAL, C.A. (COMINAC), commercial corporation domiciled in the City of Ciudad Bolivar and registered with the First Court of First Instance in Civil and commercial matters of the First Circuit of the Judicial Circumscription of the State of Bolivar on May 27, 1966, under No 234, Commercial Registry No 78; (b) INVERSIONES JAJOPIRE, C.A., commercial corporation domiciled in the City of Caracas and registered with the Commercial Registry Office of the Judicial Circumscription of the Federal District and State of Miranda on December 8, 1982, under No 37, Volume 153-A Second; (c) AEROMINAS, COMPANIA ANONIMA, commercial corporation domiciled in the City of Ciudad Bolivar and registered with the Court of First Instance in Civil and Commercial Matters of the Judicial Circumscription of the State of Bolivar, on December 16, 1979, under No 15, Commercial Registry No 155; (d) MINERA RIVER GOLD, S.A., commercial corporation domiciled in the City of Caracas and registered with the Commercial Registry Office of the Judicial Circumscription of the Federal District and State of Miranda on January 6, 1990,
under No 22, Volume 30-A First; (e) ARRENDADORA 5.000, C.A., commercial corporation domiciled in the City of Caracas and registered with the Commercial registry Office of the Judicial Circumscription of the Federal District and State of Miranda on June 22, 1989, under No 52, Volume 105-A Second; and (f) MINERIA LOS FRIJOLES "MINERFRICA", C.A., commercial corporation domiciled in the City of Caracas and registered with the Commercial registry Office of the Judicial Circumscription of the Federal District and State of Miranda on April 17, 1989, under No 22, Volume 20-A First.

(ii) SHARES shall mean: (a) fifty one thousand (51,000) nominative shares representing fifty one percent (51%) of the corporate stock of CORPORACION MINERA NACIONAL, C.A. (COMINAC); (b) fifty seven thousand and five (57,005) nominative shares representing sixty five percent (65%) of the corporate stock of INVERSIONES JAJOPIRE, C,A.; two thousand forty (2,040) nominative shares representing fifty one percent (51%) of the corporate stock of AEROMINAS, COMPANIA ANONIMA; (d) twenty nine thousand nine hundred (29,900) nominative shares representing sixty five percent (65%) of the corporate stock of MINERA RIVER GOLD, C.A.; (e) sixteen thousand three hundred and twenty (16,320) nominative shares representing fifty one percent (51%) of the corporate stock of ARRENDADORA 5.000, C.A.; and (f) two thousand six hundred (2,600) nominative shares representing forty percent (40%) of the corporate stock of MINERIA LOS FRIJOLES "MINERFRICA", C.A.

(iii) CONCESSIONS shall mean the mining concessions granted to the COMPANIES and to EUGENIO QUIROGA GONZALEZ by the Ministry of Energy and Mines and which are described in Schedule "1", annexed to this contract and forming an integral part hereof.

(iv) CONTRACTS shall mean the contracts subscribed to with the CORPORACION VENEZOLANA DE GUAYANA ("CVG"), which the COMPANIES are parties to and which are described in Schedule "2", annexed to this contract and forming an integral part hereof.

ARTICLE SECOND: PURCHASE OF SHARES

Subject to the terms and conditions of this contract, SELLER hereby sells, assigns and transfers the SHARES to the BUYER and the BUYER accepts them. SELLER assigns and transfers the SHARES through the execution of the corresponding share transfer entries in the shareholder registry books of the COMPANIES.

ARTICLE THIRD: PRICE

The sales price of the SHARES is the amount of FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 5,000,000.00), which the BUYER will pay SELLER in the following manner:

(i) The amount of ONE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 100,000.00), in the following manner, (a) FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 50,000.00), which have already been paid to SELLER on January 14, 1993 and (b) FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 50,000.00), which will be paid to SELLER in this act by means of cheque No 164 of the First Security Bank of Idaho.

(ii) The amount of FOUR HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 400,000.00), which will be paid on February 22, 1993.

(iii) The amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 1,500,000.00), which will be paid an June 22, 1993.

(iv) The amount of THREE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 3,000,000.00). Said amount will be paid by the BUYER to SELLER if the proven reserves that are suspected to exist in the rock deposits of the El Triunfo Concessions: Section Number One of El Triunfo, Section Number Two of El Triunfo, Triunfo I-1, Triunfo I-2, Triunfo II-1, Triunfo II-2, Triunfo I-II, Section Number 5 of El Triunfo, Section Number 6 of El Triunfo, Section Number 7 of El Triunfo and Section Number 9 of El Triunfo, which are the property of Corporacion Minera Nacional, C.A. (COMINAC), Aerominas, Compania Anonima and Eugenio Quiroga Gonzalez, should reach the amount of five hundred thousand (500,000) net ounces of gold. If the proven reserves were to reach the aforementioned net amount of gold, the BUYER shall pay SELLER the amount of FOUR DOLLARS OF THE UNITED STATES OF AMERICA (US$ 4.00) for each net ounce of gold of proven reserves, up to a maximum of THREE MILLION DOLLARS OF
THE UNITED STATES OF AMERICA (US$ 3,000,000.00).   The payments corresponding
with this Paragraph (iv) will be made by the BUYER in the following manner:

(a) Twenty percent (20%) of the amount payable by BUYER three (3) months as of the date of completion of the feasibility study, which feasibility study shall be completed within a period of six (6) years as of the date of signing of this contract. It is agreed that if at the end of the above mentioned six
(6) year period the feasibility study finds that the proven reserves do not reach the amount of five hundred thousand (500,000) net ounces of gold, said term shall be extended for an additional period of four (4) years, and if during this additional period, based on a feasibility study, it is discovered that the proven reserves reach the amount of five hundred thousand (500,000) net ounces of gold, BUYER shall pay SELLER the amount indicated in this Paragraph (iv), pursuant to the terms and conditions set forth herein.

(b) The remaining eighty percent (80%) twelve (12) months as of the date of expiration of the above mentioned three (3) month period, or of the four (4) year extension mentioned in subparagraph "(a)" above.

It is hereby understood that from the amount that the BUYER will pay to SELLER pursuant to subparagraph "(a)" above, the BUYER will retain a sum equivalent to fifty percent (50%) of said amount, to be imputed as partial payment of the balance of capital plus interests owed by quiroga to the BUYER by reason of the
Promissory Note mentioned in ARTICLE SIXTH of this contract.   This same
procedure will be applied to the amount that the BUYER will pay to SELLER pursuant to subparagraph "(b)" above.

The balances of the purchase price shall not accrue interests.

(v) For the purposes of this contract, the following referential prices to be paid by BUYER to SELLER, have been established: SIX HUNDRED AND THIRTY SEVEN THOUSAND FIVE HUNDRED DOLLARS OF THE UNITED STATES OF AMERICA (US$ 637,500.00) by the shares of CORPORACION MINERA NACIONAL, C.A. (COMINAC); FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 500,000.00) by the shares of INVERSIONES JAJOPIRE, C.A.; TWENTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 20,000.00) by the shares of AEROMINAS, COMPANIA ANONIMA; TWO HUNDRED AND FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA
(US$ 250,000.00) by the shares of MINERA RIVER GOLD, C.A.; THREE HUNDRED AND FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 350,000.00) by the shares of ARRENDADORA 5.000, C.A.; THIRTY FIVE THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 35,000.00) by the shares of MINERIA LOS FRIJOLES "MINERFRICA", C.A. It is furthermore expressly understood that the aforementioned amount of FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 5,000,000.00) includes (a) the amount of THREE MILLION ONE HUNDRED AND FIFTY THREE THOUSAND ONE HUNDRED AND FIVE DOLLARS OF THE UNITED STATES OF AMERICA WITH EIGHTY CENTS (US$ 3,153,105.80) as price for assignment of credits that SELLER has against CORPORACION MINERA NACIONAL, C.A. (COMINAC) and which it assigns on this same date to L.B. MINING, as is established in Schedule "3", annexed to this contract and forming an integral part hereof; and (b) the amount of FIFTY FOUR THOUSAND THREE HUNDRED AND NINETY FOUR DOLLARS OF THE UNITED STATES OF AMERICA WITH TWENTY CENTS (US$ 54,394.20), which is the amount for the assignment of concession Section Number 9 of El Triunfo, which Eugenio Quiroga transfers and leases to L.B. MINING pursuant to what is established in Schedule "6", annexed to this contract and forming an integral part hereof.

BUYER agrees with SELLER that the amount payable on June 22, 1993, pursuant to what is established in Paragraph "(iii)" of ARTICLE THIRD of this contract, will be available in a Venezuelan bank on the above date, be it in the form of a cashier's cheque in dollars of the United States of America or in cash.

ARTICLE FOURTH: REPRESENTATIONS AND WARRANTIES

SELLER hereby declares that the following statements of fact and representations and warranties are true and correct on the date of this contract.

(i) SELLER is the legal proprietor of the SHARES, all of which are paid in their entirety and are free of all pledges, priviledges, liens, restraining and/or executive measures or rights of any third parties and he has the absolute and unrestricted right to sell, transfer, and assign the SHARES without there being any preferential rights or options to purchase created by the Articles of Incorporation of the COMPANIES, which the other shareholders have not waived, by shareholders agreements or by any contract, agreement or other instrument to which SELLER is a party or under which he may be obligated, which may affect the transferability or the voting rights of the SHARES. The signing of this document and the transfer of the SHARES in the respective stockholder registry books shall give the BUYER the absolute and unconditional ownership of the SHARES, free of all priviledges, claims, charges, liens, restrictions or rights of any party to be owner, possess or vote the SHARES.

(ii) The COMPANIES are the only and exclusive owners of the CONCESSIONS. The CONCESSIONS are free of all claims, pledges, liens, encumbrances, rents or rights of third parties.

(iii) The CONCESSIONS were duly granted by the Ministry of Energy and Mines and all the procedures provided for in the current Venezuelan legislation applicable to matters of mining and the granting of mining concessions, have been complied with in all their stages. With regards to concession Section Number 7 of El Triunfo, the concession has already been granted, but the title thereto has not yet been issued. Seller declares that there is no problem or obstacle for the issuance of said title by the appropriate authorities, of which he has knowledge at the date of signing of this document.

(iv) The CONCESSIONS are currently legally existing and valid and the COMPANIES have timely and duly complied with all the obligations that the legislation currently in force regarding mining concessions and the mining titles of the CONCESSIONS impose upon them in their capacity of holders of the CONCESSIONS. The COMPANIES have not received any notice or communication from the Ministry indicating that the COMPANIES have not met any of the legal requirements related to the CONCESSIONS. The COMPANIES have not waived their rights to the CONCESSIONS and have presented all the reports provided for by the Mining Law and other applicable legislation regarding mining matters.

(v) The COMPANIES have possession and the absolute and unrestricted right to use and enjoy all the necessary licences, permits, registrations, approvals and authorizations, that permit them to be owners of, possess and use the CONCESSIONS and legally conduct business as they have until this date.

(vi) All the representations and guarantees set forth in this Article include as well the CONTRACTS, whenever applicable.

(vii) SELLER declares that it is not the holder of any credit against the COMPANIES, except for those assigned on this date by SELLER to the BUYER by means of the transfer document presented in Schedule "3", annexed to this contract and forming an integral part hereof and which is properly signed by the parties.

ARTICLE FIFTH: LEGAL AUDITING (DUE DILIGENCE)

Both parties agree that the BUYER shall execute a legal auditing of the COMPANIES from the date of signing of this document until June 22, 1993. Both parties undertake to cooperate and submit whatever necessary information, so that said legal auditing may be carried out in the best possible manner and within the time limits set forth by this contract. The BUYER shall execute said legal auditing through its designated agents and attorneys, with the understanding that said legal auditing will be carried out in two (2) stages:
The first stage will be carried out as of the date of signing of this contract until February 22, 1993 and its goals will be: (i) the inspection and actualization of the Stockholder Registry Books, Minutes of Shareholders Meetings and Minutes of Board of Directors Meetings of the COMPANIES; and (ii) the inspection and analysis of all the documents related to the CONCESSIONS and the CONTRACTS, in order to confirm the compliance by SELLER with all the representations and warranties that are set forth in ARTICLE FOURTH of this contract, regarding the CONCESSIONS and the CONTRACTS.

The second stage will be carried out until June 22, 1993 and in said stage the legal auditing shall be completed, so that the BUYER may have a clear and complete understanding of the legal and financial situation of the COMPANIES, including, for example, the obligations, liabilities and contingencies of any type that the COMPANIES may have, the compliance by the COMPANIES with all the obligations and requirements set forth by the different laws and rules of Venezuela and the confirmation of the possession by the COMPANIES of the assets described in Schedule "4", annexed to this contract and forming an integral part hereof. It is understood that in case any of the assets are found to be in the name of natural or legal persons other than the COMPANIES, SELLER undertakes to execute all the necessary proceedings and sign all the legal documents required to transfer the right of ownership of those assets to the COMPANIES that the BUYER shall designate.

BUYER recognizes that it has been in charge of the management of Corporacion Minera Nacional, C.A. (COMINAC), in the areas pointed out in the agreement celebrated between BUYER and SELLER on October 12, 1991. For this reason, BUYER is liable for the management conducted by its agents, Frank B. Barnes and Henry
J. Williams as of said date.

ARTICLE SIXTH: COMPENSATION

SELLER recognizes and accepts that it owes the BUYER the amount of FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 500,000.00), by reason of the capital plus the interests accrued up to this date, by reason of a Promissory Note issued by SELLER in favor of L.B. MINING CO. on October 11, 1991, copy of which is found in schedule "5", annexed to this contract and made an integral part hereof. For purposes of cancellation of said Promissory Note, SELLER accepts that the amount of ONE HUNDRED AND FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 150,000.00) be subtracted from the installment payable on June 22, 1993, pursuant to the established in ARTICLE THIRD, Paragraph (iii), and which shall be distributed in the following manner: the amount of NINETY SIX THOUSAND SIX HUNDRED AND FIFTY SEVEN DOLLARS OF THE
UNITED STATES OF AMERICA WITH FIFTY THREE CENTS (US$ 96,657.53) by reason of interest accrued by the Promissory Note from the date of issuance of same until June 22, 1993, at the rate of twelve percent (12%) per annum and the amount of FIFTY THREE THOUSAND THREE HUNDRED AND FORTY TWO DOLLARS OF THE UNITED STATES OF AMERICA WITH FORTY SEVEN CENTS (US$ 53,342.47) by reason of amortization of capital. The balance of payable capital, that is, FOUR HUNDRED AND FORTY SIX THOUSAND SIX HUNDRED AND FIFTY SEVEN DOLLARS OF THE UNITED STATES OF AMERICA WITH FIFTY THREE CENTS (US$ 446,657.53), plus the interest accrued until the final date of payment, which will be calculated at the rate of ten percent (10%) per annum, SELLER agrees to have subtracted from the amounts set forth in ARTICLE THIRD, Paragraph (iv), subparagraphs (a) and (b), in the manner set forth therein.

It is agreed that when the amount of ONE HUNDRED AND FIFTY THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$ 150,000.00) is paid by SELLER to BUYER on June 22, 1993, in the manner set forth in this ARTICLE SIXTH, BUYER shall cancel the above mentioned Promissory Note of October 11, 1991 and SELLER shall issue a new Promissory Note similar to the above mentioned one in favor of BUYER, stating the balance of capital owed by SELLER to BUYER, which is the amount of FOUR HUNDRED AND FORTY SIX THOUSAND SIX HUNDRED AND FIFTY SEVEN DOLLARS OF THE UNITED STATES OF AMERICA WITH FIFTY THREE CENTS (US$ 446,657.53) plus interest at the rate of ten percent (10%) per annum and the date of expiration, which shall be conditioned to the provisions of subparagraphs "(a)" and "(b)" of Paragraph "(iv)" of ARTICLE THIRD of this contract.

ARTICLE SEVENTH: FEES AND EXPENSES

All the expenses incurred related to the negotiation, preparation and execution of this contract, including but not limited to, the expenses and fees of legal representatives and the signatures of public accountants, will be paid only by the party incurring in them, unless otherwise provided for in this contract.

ARTICLE EIGHTH: PREVIOUS AGREEMENTS AND MODIFICATIONS

Regarding the acquisition of the SHARES of the COMPANIES by the BUYER; this contract leaves without legal effect all previous negotiations, discussions and agreements and it can not be modified except by means of a written document, duly signed by the parties,

All the notices regarding this contract shall be made in writing and shall be personally delivered or shall be sent by cable or telegram. Notices to SELLER and to the BUYER shall be sent to the following addresses:

SELLER:                   Centro Comercial Latinia
                          Piso 1 - Oficina No 8
                          Avenida Constitucion
                          Puerto La Cruz - Estado Anzoategui

Carbon Copy to:           Consorcio de Abogados
                          JIMENEZ SALAS Y ASOCIADOS
                          Apartado 64498
                          Caracas, Venezuela
                          Attention: Mr. Simon Jimenez Salas

The BUYER:                L.B. MINING CO.
                          1401 Shoreline Drive
                          Boise, Idaho 83701
                          U.S.A.
                          Attention: President

Carbon Copy to:           The Law Firm of
                          Baker & McKenzie
                          Edificio Aldemo
                          Avenida Venezuela, El Rosal
                          Caracas 106__ Venezuela
                          Attention: Mr. Luis Miguel Vicentini

Any of the parties may designate a new address for the sending of notices, information and requests of any type by means of a notice to the other parties. Except where otherwise specified in this contract, all notices will be considered effective upon delivery.

ARTICLE NINTH: GOVERNING LAW AND APPLICABLE JURISDICTION

This contract, including, but not limited to, its validity, interpretation, fulfillment, effects, derivations and consequences, shall be governed by the laws of the Republic of Venezuela and the parties elect as special and exclusive domicile the City of Caracas, the jurisdiction of which courts they expressly declare to submit themselves to.

ARTICLE TENTH: CONSENT

I, MILAGROS GONZALEZ DE QUIROGA, Venezuelan, of legal age, domiciled in the City of Puerto La Cruz, State of Anzoategui and bearer of identity card No 8.201.126, represented in this act by my husband, Antonio Quiroga Vazquez, previously identified, representation which is evidenced by power of attorney granted before the Subaltern Registry Office of the District of Sotillo and State of Anzoategui on December 8, 1982 and which is registered under No 21, Volumes 114-118, Third Protocol, do hereby declare that I agree with all the transactions carried out by my husband in this contract.

ARTICLE ELEVENTH:

Both parties agree that the SHARES shall be placed in trust in a first class bank domiciled in Caracas, within a term of ten (10) days as of the date of signing of this contract. The SHARES shall remain in trust until June 22, 1993 as a means of guaranteeing SELLER payment of the amounts indicated in Paragrahs
(ii) and (iii) of ARTICLE THIRD of this contract, which shall be paid by the BUYER to SELLER pursuant to the terms and conditions of this contract. For purposes of this trust, the BUYER may substitute a bond, guarantee or letter of irrevocable credit, issued by a first class bank for the SHARES, that shall likewise guarantee SELLER fulfillment of the above mentioned obligations of the BUYER pursuant to the terms and conditions of this contract.

Buyer is obligated hereunder to set forth in any option, sale, assignment, alienation or guaranty of the SHARES, the COMPANIES and the CONCESSIONS, the existence of this contract and its obligations.

Likewise, BUYER accepts and recognizes that the logo contained in Schedule "7" annexed to this contract and forming an integral part hereof and which is presently used by AEROMINAS, COMPANIA ANONIMA, is the property of SELLER and will continue to be used by same or by the persons designated by SELLER.

ARTICLE TWELFTH: EQUIVALENTS

For the sole purposes of complying with what is set forth in

Article 98 of the Law of the Central Bank of Venezuela, it is hereby established that the dollar amounts mentioned in this contract have the following equivalents, all of which are calculated at the exchange rate of Bs.
80.00 per U.S.$1.00:

a)       U.S.$5,000,000.00 is equivalent to Bs. 400,000,000.00
b)       U.S.$100,000.00 is equivalent to Bs. 8,000,000.00
c)       U.S.$50,000.00 is equivalent to Bs. 4,000,000.00
d)       U.S.$400,000.00 is equivalent to Bs. 32,000,000.00
e)       U.S.$1,500,000.00 is equivalent to Bs.120,000,000.00
f)       U.S.$3,000,000.00 is equivalent to Bs. 240,000,000.00
g)       U.S.$637,500.00 is equivalent to Bs. 51,000,000.00
h)       U.S.$500,000.00 is equivalent to Bs. 40,000,000.00
i)       U.S.$20,000.00 is equivalent to Bs.1,600,000.00
j)       U.S.$250,000.00 is equivalent to Bs. 20,000,000.00
k)       U.S.$350,000.00 is equivalent to Bs. 28,000,000.00
l)       U.S.$35,000.00 is equivalent to Bs. 2,800,000.00
m)       U.S.$3,153,105.80 is equivalent to Bs. 252,248,462.00
n)       U.S.$54,394.20 is equivalent to Bs. 4,351,536.00
o)       U.S.$500,000.00 is equivalent to Bs. 40,000,000.00
p)       U.S.$150,000.00 is equivalent to Bs.12,000,000.00
q)       U.S.$96,657.53 is equivalent to Bs. 7,732,602.40
r)       U.S.$53,342.47 is equivalent to Bs. 4,267,397.60
s)       U.S.$446,657.53 is equivalent to Bs. 35,732,602.40

ARTICLE THIRTEENTH:

BUYER agrees that SELLER shall have the right to inspect, in the offices of BUYER or of the COMPANIES, the information and data pertaining to the exploration activities carried out by the COMPANIES, as well as the feasibility studies ordered by the COMPANIES regarding this contract. It is expressly understood that no photocopies or reproductions of any type shall be made of the information and data to which SELLER shall have access pursuant to this article. SELLER shall have the right to designate any of his sons or his legal counsel, Mr. Simon Jimenez Salas, to exercise the right provided for in this article. SELLER, as well as the persons designated by him pursuant to the above, are obligated hereunder to observe the same strict and absolute confidentiality or secret regarding all the information, data and registrations to which they may have access pursuant to the established herein.

IN WITNESS WHEREOF, the parties have signed two (2) originals of this contract in Caracas, on ____________ ___ (_), 1993.



                                        By: L.B. MINING CO.



------------------------------          -----------------------------------
   ANTONIO QUIROGA VAZQUEZ                        FRANK B. BARNES



                                        -----------------------------------
                                                 HENRY J. WILLIAMS

By:                 DE QUIROGA



------------------------------

                                  SCHEDULE 1
                                  CONCESSIONS

A)       OF CORPORACION MINERA NACIONAL, C.A. (COMINAC):
         -       SECTION NUMBER ONE OF EL TRIUNFO
         -       SECTION NUMBER TWO OF EL TRIUNFO
         -       TRIUNFO I-1
         -       TRIUNFO I-2
         -       TRIUNFO II-1
         -       TRIUNFO II-2
         -       TRIUNFO I-II

B)       OF AEROMINAS COMPANIA ANONIMA:
         -       SECTION NUMBER 5 OF EL TRIUNFO
         -       SECTION NUMBER 6 OF EL TRIUNFO
         -       SECTION NUMBER 7 OF EL TRIUNFO

C)       OF EUGENIO QUIROGA GONZALEZ:
         -       SECTION NUMBER 9 OF EL TRIUNFO

D)       OF MINERIA LOS FRIJOLES "MINERFRICA", C.A.:
         -       LOS FRIJOLES 2
         -       LOS FRIJOLES 4
         -       LOS FRIJOLES 5

                                   SCHEDULE 2
                                 CVG CONTRACTS

A)       WITH CORPORACION MINERA NACIONAL, C.A. (COMINAC):
         -       LEASE AGREEMENT LAS FLORES F-l
         -       LEASE AGREEMENT LAS FLORES F-2
         -       LEASE AGREEMENT LAS FLORES F-6
         -       LEASE AGREEMENT LAS FLORES F-7

B)       WITH INVERSIONES JAJOPIRE, C.A.
         CONTRACTS FOR THE EXPLORATION, DEVELOPMENT AND EXPLOITATION OF THE MINERALS REFERRED TO IN DECREE No 1409:
         -       LOS CARIBES I
         -       LOS CARIBES II
         -       LOS CARIBES III
         -       LOS CARIBES IV
         -       LOS CARIBES V

                              DESPACHO DE ABOGADOS
                 Miembros de la Firma Internacional de Abogados
                                BAKER & McKENZIE

                      Edf. Aldemo, Av. Venezuela, El Rosal
                               Caracas, Venezuela
                         Telefonos 32.49.41 - 263.44.11
                             Telex 24227 - ABOGAVC
                    Facsimile No (58-2) 261.3822 - 261.3152

                             FACSIMILE TRANSMISSION

DATE:    February 3, 1993

TO:      Joe Davis - L. B. INDUSTRIES

FAX No:  (208) 345.7028

CC:

FROM:    Luis Miguel Vicentini

RE:

TOTAL No OF PAGES (INCLUDING THIS ONE):

                  IF YOU DO NOT RECEIVE ALL THE PAGES, PLEASE
                        TELEPHONE OR TELEFAX IMMEDIATELY

--------------------------------------------------------------------------------
                       PRIVACY AND CONFIDENTIALITY NOTICE
--------------------------------------------------------------------------------

The information contained in this facsimile is intended for the named recipients only. It may contain privileged and confidential information and if you are not an intended recipient, you must not copy, distribute or take any action in reliance on it. If you have received this facsimile in error, please notify us by phone to 58-2-324941 and return the original to the sender by mail as soon as possible.

                                    MESSAGE
--------------------------------------------------------------------------------

Dear Joe:

Enclosed is the English translation of the Trust Agreement prepared by Banco Mercantil. Please call if you have any comments.

Best regards,

/s/ LUIS MIGUEL VICENTINI

Luis Miguel Vicentini

Between the mercantile corporation L.B. MINING Co., a company organized and existing in accordance with the laws of the State of Idaho, United States of America, with its principal offices located at 1401 Shoreline Drive, Boise, Idaho, hereinafter referred to as "THE SETTLOR", as party of the first part, represented herein by Messrs. FRANK B. BARNES and HENRY J. WILLIAMS, United States citizens, of legal age, bearers of passport Nos.072907206 and 034272032, respectively, and BANCO MERCANTIL, C.A. S.A.C.A. S.A.I.C.A., domiciled in Caracas, originally registered in the Commercial Registry kept by the former commercial Court of the Federal District, on April 3, 1925, under No 123, the Articles of Incorporation/By-laws of which were amended and reformulated, as is evidenced by entry made in the Second Commercial Registry of the Judicial Circuit of the Federal District and State of Miranda, on January 12, 1983, under No 42, Volume 4-A Second. The Articles of Incorporation/By-laws were amended again to adopt the status of a public issue corporation. Such amendment was registered in the First Commercial Registry of the Judicial Circuit of the Federal District and State of Miranda on March 12, 1990, under No 49, Volume 65-A First and on July 11, 1990, under No 16, Volume 16-A First, respectively, as party of the second part, represented herein by MARIA NATALIA GOMEZ FERREIRA, Venezuelan, of legal age, domiciled in Caracas, Federal District and bearer of identity card No 6.141.128, which representation is evidenced by power of attorney registered in the Subaltern Registry Office of the Fourth Circuit of Public Registry of the Municipality of Libertador of the Federal District, on July 27, 1990, under No 12, Volume 2 of the Third Protocol, Third Quarter, hereinafter referred to as "THE TRUSTEE", it has been
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agreed upon to execute the present TRUST FUND, which shall be governed by the
following articles:     PRECEDING: It results from the Share Purchase Agreement
executed on January 23, 1993, between Mr. ANTONIO QUIROGA VAZQUEZ, bearer of identity card No 2.061.890, in the capacity of SELLER and the company L.B. MINING Co., identified above, acting as BUYER, by means of which SELLER sold, assigned and transferred to BUYER the following shares: 51,000 nominative shares of CORPORACION MINERA NACIONAL, C.A. (COMINAC); 57,005 nominative shares of INVERSIONES JAJOPIRE, C.A.; 2,040 nominative shares of AEROMINAS, COMPANIA ANONIMA; 29,900 nominative shares of MINERA RIVER GOLD, C.A.; 16,320 nominative shares of MINERIA LOS FRIJOLES "MINERFRICA", C.A. The sales price of the above-mentioned shares is the amount of FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$5,000,000.00), which BUYER promised to pay to SELLER, according to the terms and conditions of the aforementioned Share Purchase Agreement dated January 22, 1993. For the sole purpose of complying with what is set forth in Article 90 of the Law of the Central Bank of Venezuela, said amount is equivalent to FOUR HUNDRED MILLION BOLIVARS (Bs.400,000,000.00), calculated at the exchange rate of EIGHTY BOLIVARS (Bs.80.00) per United States dollar. Pursuant to what is set forth in the aforementioned Share Purchase Agreement, the parties expressly agreed to execute the present TRUST FUND as a means of guaranteeing the payment to Mr. ANTONIO QUIROGA VAZQUEZ, already identified, by L.B. MINING Co., also already identified, of the amounts mentioned in ARTICLE THIRD, paragraphs (ii) and (iii) of the aforementioned
Share Purchase Agreement. FIRST: Definitions.    For the purpose of providing a
clearer understanding of the terms used in the present agreement, the following definitions are set forth: a) "THE SETTLOR": L.B.
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                                     -3-

MINING Co, already identified; b) "THE TRUSTEE": BANCO MERCANTIL, C.A. S.A.C.A. S.A.I.C.A., also already identified; c) "THE,BENEFICIARY": Mr. ANTONIO QUIROGA VAZQUEZ, Venezuelan, of legal age, domiciled in Puerto La Cruz, State of Anzoategui and bearer of identity card No 2.061.890; d) "THE SHARES": Those stock certificates acquired by THE SETTLOR from THE BENEFICIARY, pursuant to the agreement dated January 22, 1993, issued by the following companies in the following amounts: 51,000 shares of CORPORACION MINERA NACIONAL, C.A. (COMINAC); 57,005 shares of INVERSIONES JAJOPIRE, C.A.; 2,040 shares of AEROMINAS, COMPANIA ANONIMA; 29,900 shares of MINERA RIVER GOLD, C.A.; 16,320 shares of ARRENDADORA 5,000, C.A. and 2,600 shares of MINERIA LOS FRIJOLES "MINERFRICA", C.A.; e) "TRUST FUND": The number of shares transferred in this act in trust to THE FIDUCIARY; f) "PURCHASE AGREEMENT": Is in reference to the Share Purchase Agreement executed an January 22, 1993 between THE SETTLOR and THE BENEFICIARY. SECOND: THE SETTLOR hereby assigns and transfers to THE FIDUCIARY, so that they may be kept by the latter, pursuant to what is set forth in the present agreement, THE SHARES which make up the TRUST FUND. At the same time as the execution of this agreement, the parties subscribe the transfer of THE SHARES in the corresponding Shareholder Registry Books, pursuant to the established in Article 296 of the current Venezuelan Commercial Code. THIRD: The purpose of the present trust is to guarantee to THE BENEFICIARY the payment by the SETTLOR, of the amounts stated in paragraphs
(ii) and (iii) of ARTICLE THIRD of the PURCHASE AGREEMENT, that is, FOUR HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$400,000.00), due and payable on February 22, 1993 and ONE MILLION FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$1,500,000.00), due and payable on
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                                      -4-

June 22, 1993, respectively, all pursuant to the terms and conditions of the PURCHASE AGREEMENT. FOURTH: The present TRUST FUND shall remain valid until June 22, 1993, date on which the second of the amounts stated in the preceding Article becomes due and payable, unless by mutual agreement between THE SETTLOR and THE BENEFICIARY, they should decide to substitute it with a new trust fund, guaranty, bond, letter of irrevocable credit or other guaranty granted by a first class bank, so that it may warrant to THE BENEFICIARY the fulfillment of the obligations of THE SETTLOR, deriving from the PURCHASE AGREEMENT, in its ARTICLE THIRD, paragraphs (ii) and (iii), respectively. FIFTH: Should the term of validity of this agreement expire and the obligations of THE SETTLOR be fulfilled, THE BENEFICIARY shall so notify it in writing to THE FIDUCIARY, or if THE BENEFICIARY shall fail to do so, then THE SETTLOR shall so notify THE FIDUCIARY, demonstrating the fact of having paid to THE BENEFICIARY the amounts stated in ARTICLE THIRD of this document; consequently, THE SETTLOR shall instruct THE FIDUCIARY to release the TRUST FUND in favor of THE SETTLOR.
SIXTH: Should the term of validity of this agreement expire and the obligations of THE SETTLOR not be fulfilled nor the guaranty contemplated in this contract be substituted by another guaranty satisfactory to THE BENEFICIARY, the latter shall proceed to execute the guaranty constituted in the present TRUST and notify THE FIDUCIARY of such acts, who shall then release the TRUST FUND in favor of THE BENEFICIARY on the first business day following the expiration of the term of validity of the present contract. SEVENTH: During the term of validity of the present contract; THE FIDUCIARY shall have custody and shall be entitled to represent THE SHARES; in virtue of the above, THE FIDUCIARY shall attend all the Shareholders Meetings held during such term,
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                                      -5-

with the power to vote in the matters presented for the consideration of the Shareholders Meeting, all this pursuant to the instructions given in writing by THE SETTLOR to THE FIDUCIARY. EIGHTH: At the end of the term of validity of the present TRUST FUND, pointed out in ARTICLE FOURTH of this agreement, THE FIDUCIARY shall proceed to transfer the TRUST FUND to THE SETTLOR or to THE BENEFICIARY, as the case may be. NINTH: In case during the term of the present agreement, the companies having issued THE SHARES should declare dividends on THE SHARES transferred in trust, THE FIDUCIARY shall proceed in the following manner: a) dividends in shares: these shall be added to the TRUST FUND and b) cash dividends: these shall be given to THE SETTLOR by THE FIDUCIARY. TENTH:
Pursuant to the Law of Trust Funds, THE FIDUCIARY shall keep the assets placed in trust separate from other assets, as well as from other assets placed in other trusts. ELEVENTH: THE FIDUCIARY shall receive in payment for the handling and administration of the present agreement, zero point seven five percent (0.75%) of the total amount of the guaranteed payment, such payment to be made by THE SETTLOR in this act. TWELFTH: The expenses incurred in the legalization and registration of this document, as well as any other expense incurred in the execution of this agreement, shall be paid by THE SETTLOR.
THIRTEENTH: Everything not set forth in this agreement shall be governed by the provisions set forth in the law regarding the subject matter and by other laws that may be applicable. FOURTEENTH: For all the purposes of this agreement, the City of Caracas is chosen as special and exclusive domicile and the parties agree to subject themselves to the jurisdiction of its courts. Three (3) originals of the same tenor and for the same purpose are executed.